Exhibit 10.1

U.S. $48,938,300

LOAN AND SECURITY AGREEMENT

Dated as of September 25, 2008

Among

AMERICREDIT CLASS B NOTE FUNDING TRUST

as the Borrower

AMERICREDIT FINANCIAL SERVICES, INC.

as the Underlying Servicer

AFS SENSUB CORP.

as the Underlying Depositor

WACHOVIA BANK, NATIONAL ASSOCIATION

as the Committed Lender

WACHOVIA CAPITAL MARKETS, LLC

as the Deal Agent

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as the Collateral Agent and Securities Intermediary

-i-

(continued)

-ii-

(continued)

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(continued)

Page
EXHIBITS

EXHIBIT A	Form of Funding Notice
EXHIBIT B	Form of Assignment and Acceptance
EXHIBIT C	Form of Monthly Report
EXHIBIT D	[Reserved]
EXHIBIT E	[Reserved]
EXHIBIT F	Form of Officer’s Certificate as to Solvency
EXHIBIT G	[Reserved]
EXHIBIT H	Form of Note Purchase Agreement
EXHIBIT I	Form of Note

SCHEDULES

SCHEDULE I	Condition Precedent Documents
SCHEDULE II	Tradenames, Fictitious Names and “Doing Business As” Names
SCHEDULE III	Location of Records
SCHEDULE IV	Commitment Amount of Each Investor

-iv-

THIS LOAN AND SECURITY AGREEMENT (the “Agreement”) is made as of September 25, 2008, among:

(1) AMERICREDIT CLASS B NOTE FUNDING TRUST, a Delaware statutory trust, (the “Borrower”);

(2) AMERICREDIT FINANCIAL SERVICES, INC., a Delaware corporation, (“AFS”, or the “Underlying Servicer”);

(3) AFS SENSUB CORP., a Nevada corporation (the “Underlying Depositor”);

(4) WACHOVIA BANK, NATIONAL ASSOCIATION a national banking association with its headquarters in Charlotte, North Carolina (“Wachovia” ), as committed lender (the “Committed Lender”);

(5) WACHOVIA CAPITAL MARKETS, LLC, a Delaware limited liability company (“WCM”), as deal agent (the “Deal Agent”); and

(6) WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as collateral agent (the “Collateral Agent”) and securities intermediary (“Securities Intermediary”).

IT IS AGREED as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Certain Defined Terms.

(a) Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.1.

(b) As used in this Agreement and its schedules, exhibits and other attachments, unless the context requires a different meaning, the following terms shall have the following meanings:

Accrual Period: For any Payment Date, the period from and including the Payment Date immediately preceding such Payment Date (or in the case of the first Accrual Period, from and including the Funding Date) to but excluding such Payment Date.

Additional Amount: Defined in Section 2.14(a).

Adjusted Eurodollar Rate: For any Accrual Period, an interest rate per annum equal to a fraction, expressed as a percentage and rounded upwards (if necessary), to the nearest  1/100 of 1%, (i) the numerator of which is equal to the weighted average LIBOR Market Index Rate for such Accrual Period and (ii) the denominator of which is equal to 100% minus the Eurodollar Reserve Percentage for such Accrual Period.

Administration Agreement: The Administration Agreement, dated as of September 25, 2008, between the Borrower and the Administrator.

Administrator: AFS, as Administrator under the Administration Agreement, or its permitted successors and assigns.

Advance: As defined in Section 2.1.

Advance Rate: If the Funding Date occurs on or prior to December 31, 2008, 95% or, if the Funding Date occurs on or after January 2, 2009 (but in all events prior to the Commitment Termination Date), such percentage as may be determined by the Deal Agent in its sole discretion.

Affected Party: Each of the Lenders, each Investor, each Liquidity Bank, any assignee or participant of any Lender, Investor or Liquidity Bank, WCM, any successor to WCM as Deal Agent, any sub-agent of the Deal Agent, Wachovia and any Liquidity Agent.

Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

Agent’s Account: An account at Wachovia Bank, National Association in the name of Wachovia or at such other account as may be designated by the Deal Agent from time to time.

Aggregate Unpaids: At any time, an amount, equal to the sum of all accrued and unpaid Capital, Yield, Breakage Costs, Hedge Costs and all other amounts owed by the Borrower hereunder, under any Hedging Agreement (including, without limitation, payments in respect of the termination of any such Hedging Agreement or under any other Transaction Document) or by the Borrower or any other Person under any fee letter (including, without limitation, the Fee Letter) delivered in connection with the transactions contemplated by this Agreement (whether due or accrued).

Alternative Rate: An interest rate per annum equal to the Adjusted Eurodollar Rate; provided, however, that the Alternative Rate shall be the Base Rate if a Eurodollar Disruption Event occurs.

AmeriCredit Corp.: AmeriCredit Corp., a Texas corporation.

AmeriCredit Party: Any of the Borrower, the Underlying Servicer or the Underlying Depositor.

Amortization Date: The earliest of (a) the date of the occurrence of an Amortization Event pursuant to Section 10.1 and (b) the Commitment Termination Date.

Amortization Event: Defined in Section 10.1.

Applicable Law: For any Person, all existing and future applicable laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority (including, without limitation, usury laws, the Federal Truth in Lending Act, and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System), and applicable judgments, decrees, injunctions, writs, orders, or line action of any Court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

Assignment and Acceptance: An assignment and acceptance entered into by an Investor and an Eligible Assignee, and accepted by the Deal Agent, in substantially the form of Exhibit B hereto.

Available Funds. With respect to any Payment Date, all amounts in the Collection Account as of such Payment Date and any investment earnings thereon.

Bankruptcy Code: The United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

Base Rate: On any date, a fluctuating interest rate per annum equal to the higher of (a) the Prime Rate or (b) the Federal Funds Rate plus 2.0%.

Benefit Plan: Any employee benefit plan as defined in Section 3(3) of ERISA in respect of which the Borrower or any ERISA Affiliate of the Borrower is, or at any time during the immediately preceding six years was, an “employer” as defined in Section 3(5) of ERISA.

Borrower: AmeriCredit Class B Note Funding Trust, a Delaware statutory trust.

Breakage Costs: Any amount or amounts as shall compensate any Lender for any loss, cost or expense incurred by such Lender (as determined by such Lender (or, in the case of a Conduit Lender, by the Deal Agent on behalf of the Conduit Lender) in such Person’s sole discretion) as a result of a prepayment by the Borrower of Capital or Yield.

Business Day: Any day other than a Saturday or a Sunday on which (a) banks are not required or authorized to be closed in New York City, Charlotte, North Carolina, Wilmington, Delaware, Fort Worth, Texas, or Minneapolis, Minnesota, and (b) if the term “Business Day” is used in connection with the determination of the LIBOR Index Market Rate, dealings in United States dollar deposits are carried on in the London interbank market.

Capital: The amount advanced to the Borrower by the Committed Lender pursuant to Section 2.1(a), reduced from time to time by Collections distributed on account of such Capital pursuant to Section 2.7; provided, however, if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution, as though it had not been made; provided, further, that the aggregate amount of capital may not, at any time, exceed the Initial Facility Limit.

Certificate of Trust: The trust certificate issued pursuant to the Trust Agreement evidencing the beneficial interest in the Borrower.

Change-in-Control: With respect to (i) the Borrower, any of the following: (a) the creation or imposition of any Lien on any of the certificates issued by the Borrower; or (b) the failure by the Underlying Depositor to own 100% of the certificates issued by the Borrower; and (ii) with respect to any other Person, means a change resulting when any Unrelated Person or any Unrelated Persons, acting together, that would constitute a Group together with any Affiliates or Related Persons thereof (in each case also constituting Unrelated Persons) shall at any time either (i) Beneficially Own more than 30% of the aggregate voting power of all classes of Voting Stock of AmeriCredit Corp. or (ii) succeed in having sufficient of its or their nominees elected to the Board of Directors of AmeriCredit Corp. such that such nominees when added to any existing director remaining on the Board of Directors of AmeriCredit Corp. after such election who is an Affiliate or Related Person of such Person or Group, shall constitute a majority of the Board of Directors of AmeriCredit Corp. As used herein, (a) “Beneficially Own” shall mean “beneficially own” as defined in Rule 13d-3 of the Exchange Act, or any successor provision thereto; provided, however, that, for purposes of this definition, a Person shall not be deemed to Beneficially Own securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates until such tendered securities are accepted for purchase or exchange; (b) “Group” shall mean a “group” for purposes of Section 13(d) of the Exchange Act; (c) “Unrelated Person” shall mean at any time any Person other than AmeriCredit Corp. or any of its Subsidiaries, any of the shareholders of AmeriCredit Corp. on the Closing Date and other than any trust for any employee benefit plan of AmeriCredit Corp. or any of its Subsidiaries; (d) “Related Person” of any Person shall mean any other Person owning (1) 5% or more of the outstanding common stock of such Person or (2) 5% or more of the Voting Stock of such Person; and (e) “Voting Stock” of any Person shall mean the capital stock or other indicia of equity rights of such Person which at the time has the power to vote for the election of one or more members of the Board of Directors (or other governing body) of such Person.

Closing Date: September 25, 2008.

Code: The Internal Revenue Code of 1986, as amended from time to time.

Collateral: Defined in Section 2.2(a)(i).

Collateral Agent: Wells Fargo Bank, National Association.

Collateral Agent Fee Letter: The fee letter between AFS and the Collateral Agent, dated as of September 25, 2008, setting forth the fees to be paid by AFS to the Collateral Agent.

Collection Account: Defined in Section 6.1(a).

Collection Date: The date on which the Aggregate Unpaids have been reduced to zero and indefeasibly paid in full.

Collections: All payments (including amounts received under any Hedging Agreement and proceeds of Related Security) received by the Borrower on or after the Funding Date in respect of the Collateral.

Commercial Paper Notes: On any day, any short-term promissory notes issued by a Conduit Lender, if any.

Committed Lender: The meaning given to such term in the Preamble.

Commitment: For each Investor, the commitment of such Investor to make an Advance to the Borrower in an amount not to exceed the amount set forth opposite such Investor’s name on the Schedule IV to this Agreement.

Commitment Termination Date: 364 days from the Closing Date, or such later date to which the Commitment Termination Date may be extended in the sole discretion of Wachovia and each Investor in accordance with the terms of Section 2.1(b).

Conduit Lender: Any commercial paper conduit that satisfies the conditions set forth in the definition of “Eligible Assignee” and becomes party hereto by execution of a Joinder, if any.

Contractual Obligation: With respect to any Person, means any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or is subject.

CP Rate: For any day during any Accrual Period, the per annum rate equivalent to the weighted average of the per annum rates paid or payable by the Conduit Lender, if any, from time to time as interest on or otherwise (by means of interest rate hedges or otherwise taking into consideration any incremental carrying costs associated with short-term promissory notes issued by the Conduit Lender, if any, maturing on dates other than those certain dates on which such Conduit Lender is to receive funds) in respect of the promissory notes issued by such Conduit Lender that are allocated, in whole or in part, by the Deal Agent (on behalf of such Conduit Lender) to fund or maintain Capital during such period, as determined by the Deal Agent (on behalf of such Conduit Lender) and reported to the Borrower, which rates shall reflect and give effect to (i) the commissions of placement agents and dealers in respect of such promissory notes, to the extent such commissions are allocated, in whole or in part, to such promissory notes by the Deal Agent (on behalf of such Conduit Lender) and (ii) other borrowings by such Conduit Lender, including, without limitation, borrowings to fund small or odd dollar amounts that are not easily accommodated in the commercial paper market; provided, however, that if any component of such rate is a discount rate, in calculating the CP Rate, the Deal Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum.

Deal Agent: Defined in the preamble of the Agreement.

Defaulting Hedge Breakage Costs: For any Hedging Agreement, any Hedge Breakage Costs other than those payable as the result of (i) an event of default caused by the Hedge Counterparty or (ii) a termination event for which the Hedge Counterparty is the sole “affected party.”

Eligible Assignee: (a) A Person whose short-term rating is at least A-1 from S&P and P-1 from Moody’s, or whose obligations under this Agreement are guaranteed by a Person whose short-term rating is at least A-1 from S&P and P-1 from Moody’s, or (b) such other Person satisfactory to Wachovia, the Deal Agent and each of the rating agencies rating the Commercial Paper Notes, if any.

Eligible Investments: Any one or more of the following types of investments:

(a) marketable obligations of the United States, the full and timely payment of which are backed by the full faith and credit of the United States of America and that have a maturity of not more than 270 days from the date of acquisition;

(b) marketable obligations, the full and timely payment of which are directly and fully guaranteed by the full faith and credit of the United States and that have a maturity of not more than 270 days from the date of acquisition;

(c) bankers’ acceptances and certificates of deposit and other interest-bearing obligations (in each case having a maturity of not more than 270 days from the date of acquisition) denominated in dollars and issued by any bank with capital, surplus and undivided profits aggregating at least $100,000,000, the short-term obligations of which are rated of least A-1 by S&P and P-1 by Moody’s;

(d) repurchase obligations with a term of not more than ten days for underlying securities of the types described in clauses (a), (b) and (c) above entered into with any bank of the type described in clause (c) above;

(e) commercial paper rated at least A-1 by S&P and P-1 by Moody’s; and

(f) demand deposits, time deposits or certificates of deposit (having original maturities of no more than 365 days) of depository institutions or trust companies incorporated under the laws of the United States of America or any state thereof (or domestic branches of any foreign bank) and subject to supervision and examination by federal or state banking or depository institution authorities; provided, however that at the time such investment, or the commitment to make such investment, is entered into, the short-term debt rating of such depository institution or trust company shall be at least A-1 by S&P and P-1 by Moody’s.

Any of the foregoing Eligible Investments may be purchased by or through the Collateral Agent or any of its Affiliates.

ERISA: The United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

ERISA Affiliate: (a) Any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in clause (a) above or any trade or business described in clause (b) above.

Eurocurrency Liabilities: Defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

Eurodollar Disruption Event: The occurrence of any of the following: (a) a determination by a Lender that it would be contrary to law or to the directive of any central bank or other governmental authority (whether or not having the force of law) to obtain United States dollars in the London interbank market to make, fund or maintain the Funding, (b) the failure of one or more of the Reference Banks to furnish timely information for purposes of determining the Adjusted Eurodollar Rate, (c) a determination by a Lender that the rate at which deposits of United States dollars are being offered to such Lender in the London interbank market does not accurately reflect the cost to such Lender of making, funding or maintaining the Funding or (d) the inability of a Lender to obtain United States dollars in the London interbank market to make, fund or maintain the Advance.

Eurodollar Reserve Percentage: Of any Reference Bank for any period, for Capital means the percentage applicable during such period (or, if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Reference Bank with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term of one month.

Facility Limit: The Initial Facility Limit or on any date after the first Payment Date, the Facility Limit shall mean the aggregate outstanding Capital on such date, after giving effect to all payments in respect of principal on or prior to such date.

Federal Funds Rate: For any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the federal funds rates as quoted by Wachovia and confirmed in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by Wachovia (or, if such day is not a Business Day, for the next preceding Business Day), or, if, for any reason, such rate is not available on any day, the rate determined, in the sole opinion of Wachovia, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. Charlotte, North Carolina time.

Fee Letter: The Fee Letter, dated as of the date hereof, among the Borrower, the Underlying Servicer, AmeriCredit Corp., the Committed Lender and the Deal Agent, as such letter may be amended, modified, supplemented, restated or replaced from time to time.

Funding: As defined in Section 2.1(a).

Funding Date: The Business Day set forth in the Funding Notice, delivered in accordance with Section 2.1(a).

Funding Notice: The notice, in the form of Exhibit A hereto, delivered in accordance with Section 2.1(a)(i).

GAAP: Generally accepted accounting principles as in effect from time to time in the United States.

Governmental Authority: Any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person, and any accounting board or authority (whether or not a part of government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic.

Hedge Breakage Costs: For any Hedging Agreement, any amount payable by the Borrower for the early termination of such Hedging Agreement or any portion thereof.

Hedge Costs: For any Hedging Agreement, any amount payable by the Borrower with respect thereto, including any swap payments, any Hedge Breakage Costs, any notional reduction payments and any other amounts due to the Hedge Counterparty.

Hedge Counterparty: Any entity that (a) on the date of entering into any Hedge Transaction (i) is an interest rate swap dealer that is either a Lender or an Affiliate of a Lender, or has been approved in writing by the Deal Agent (which approval shall not be unreasonably withheld), and (ii) unless otherwise agreed to by the Deal Agent, has a long-term unsecured debt rating of not less than “A” by S&P and not less than “A2” by Moody’s (“Long-term Rating Requirement”) and a short-term unsecured debt rating of not less than “A-1” by S&P and not less than “P-1” by Moody’s (“Short-term Rating Requirement”), and (b) in a Hedging Agreement (i) consents to the assignment of the Borrower’s rights under the Hedging Agreement to the Deal Agent pursuant to Section 2.2(a) and (ii) agrees that in the event that Moody’s or S&P reduces its long-term unsecured debt rating below the Long-term Rating Requirement, or reduces its short-term unsecured debt rating below the Short-term Rating Requirement, unless otherwise agreed to by the Deal Agent, it shall transfer its rights and obligations under each Hedging Agreement to another entity that meets the requirements of clause (a) and (b) hereof and has entered into a Hedging Agreement with the Borrower on or prior to the date of such transfer.

Hedge Transaction: Each interest rate cap agreement or other interest rate protection transaction between the Borrower and a Hedge Counterparty that is entered into pursuant to Section 5.3 hereof and is governed by a Hedging Agreement.

Hedging Agreement: Each agreement between the Borrower and a Hedge Counterparty that governs one or more Hedge Transactions entered into pursuant to Section 5.3 hereof, in such form as the Deal Agent shall approve in writing in its sole discretion, and each “Confirmation” thereunder confirming the specific terms of each such Hedge Transaction.

Income Collections: All Collections representing (i) amounts received in respect of interest on the Underlying Class B Note as set forth on the applicable Underlying Monthly Report, (ii) amounts received under any Hedging Agreement and (iii) upon the occurrence of the Amortization Date and the receipt of Proceeds from the disposition of the Collateral, an amount equal to the amount of accrued but unpaid interest on the Underlying Class B Note.

Increased Costs: Any amounts required to be paid by the Borrower to an Affected Party pursuant to Section 2.13.

Indemnified Amounts: Defined in Section 11.1.

Indemnified Parties: Defined in Section 11.1.

Initial Facility Limit: The lesser of (i) $48,938,300 and (ii) the product of the Advance Rate and the initial Underlying Class B Note Principal Balance.

Insolvency Event: With respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

Insolvency Laws: The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

Insolvency Proceeding: Any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.

Instrument: Any “instrument” (as defined in Article 9 of the UCC), other than an instrument that constitutes part of chattel paper.

Investor: Each financial institution listed on the signature page of a Joinder under the heading “the Investor(s).”

Investment: With respect to any Person, any direct or indirect loan, advance or investment by such Person in any other Person, whether by means of share purchase, capital contribution, loan or otherwise, excluding the acquisition of the Underlying Class B Note pursuant to the Note Purchase Agreement and excluding commission, travel and similar advances to officers, employees and directors made in the ordinary course of business.

Joinder: Any joinder to this Agreement whereby a Conduit Lender or Hedge Counterparty is made a party to this Agreement in form and substance reasonably satisfactory to the Borrower, the Committed Lender, the Deal Agent and the Collateral Agent.

Lenders’ Percentage: With respect to the payment of Collections in accordance with Section 2.7(b), a percentage equal to the Advance Rate.

Lenders: Collectively, Wachovia, any other Investors, any Conduit Lender and any other Person that agrees, pursuant to the pertinent Joinder or Assignment and Acceptance, as applicable, to make or maintain the Funding pursuant to this Agreement.

LIBOR Market Index Rate: For any day, with respect to any Advance (a) the rate per annum appearing on Reuters Page LIBOR01 (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by WCM from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time for such day, provided, if such day is not a Business Day, the immediately preceding Business Day, as the rate for dollar deposits with a one-month maturity; (b) if for any reason the rate specified in clause (a) of this definition does not so appear on Reuters Page LIBOR01 (or any successor or substitute page or any such successor to or substitute for such service), the rate per annum appearing on Reuters Screen LIBO page (or any successor or substitute page) as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m., London time, for such day, provided, if such day is not a Business Day, the immediately preceding Business Day, for a one-month maturity; and (c) if the rate specified in clause (a) of this definition does not so appear on Reuters Page LIBOR01 (or any successor or substitute page or any such successor to or substitute for such service) and if no rate specified in clause (b) of this definition so appears on Reuters Screen LIBO page (or any successor or substitute page), the interest rate per annum at which dollar deposits of $5,000,000 and for a one-month maturity are offered by the principal London office of Wachovia in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, for such day.

Lien: Any mortgage, lien, pledge, charge, security interest or encumbrance of any kind.

Liquidity Agent: The liquidity agent, if any, named in any Joinder hereto.

Liquidity Agreement: The Liquidity Purchase Agreement, dated as of the date of the applicable Joinder, among the Conduit Lender, as seller, the Investors named therein, WCM, as deal agent and documentation agent and the Liquidity Agent.

Liquidity Bank: With respect to any Conduit Lender, any bank, insurance company or other financial institution extending or having a commitment to extend funds to or for the account of such Conduit Lender (including by an agreement to purchase an assignment of or participation in such Conduit Lender’s portion of the Capital outstanding) under a liquidity agreement.

Liquidity Event: With respect to any Payment Date, the occurrence of (a) a failure of the amounts available thereto to pay the amounts described in Section 2.7(a)(ii) in accordance with the terms of this Agreement or (b) in the event that Funding is being provided by a Conduit Lender, the failure of the related Liquidity Agreement to be in full force and effect.

Material Adverse Effect: With respect to any event or circumstance since August 29, 2008, means a material adverse effect on (a) the general affairs, business management, financial condition, stockholders’ equity, results of operations, regulatory situation or business prospects of any of the AmeriCredit Parties, (b) the validity, enforceability or collectibility of this Agreement or any other Transaction Document, (c) the rights and remedies of the Deal Agent, the Collateral Agent or Secured Parties, (d) the ability of any of the AmeriCredit Parties to perform its obligations under this Agreement or any Transaction Document, or (e) the status, existence, perfection, priority or enforceability of the Collateral Agent’s or any Secured Party’s interest in the Collateral.

Maximum Hedge Fee Rate: As defined in the Fee Letter.

Moody’s: Moody’s Investors Service, Inc., and any successor thereto.

Monthly Report: Defined in Section 5.5(b).

Multiemployer Plan: A “multiemployer plan” as defined in Section 4001(a)(3) of ERISA that is or was at any time during the current year or the immediately preceding five years contributed to by the Borrower or any ERISA Affiliate on behalf of its employees.

Note: The Note of the Borrower, issued to the Deal Agent pursuant to Section 2.1(c) hereof substantially in the form of Exhibit I hereto.

Note Purchase Agreement: The Note Purchase Agreement, dated as of September 25, 2008, substantially in the form of Exhibit H hereto, between the Underlying Depositor and the Borrower, as the same may be amended, restated, supplemented or otherwise modified from time to time.

OFAC: The U.S. Department of the Treasury’s Office of Foreign Assets Control.

Officer’s Certificate: A certificate signed by any officer of the Borrower or the Underlying Servicer, as the case may be, and delivered to the Collateral Agent.

Opinion of Counsel: A written opinion of counsel, which opinion and counsel are reasonably acceptable to the Deal Agent.

Payment Date: The sixth (6th) day of each calendar month or, if such day is not a Business Day, the next succeeding Business Day.

Person: An individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.

Prime Rate: The rate announced by Wachovia from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by Wachovia in connection with extensions of credit to debtors.

Principal Collections: All Collections which are not Income Collections.

Proceeds: With respect to any portion of the Collateral, whatever is receivable or received when such portion of Collateral is sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating thereto.

Qualified Institution: Defined in Section 6.1(a).

Rating Agency: Each of S&P, Moody’s and any other rating agency that has been requested to issue a rating with respect to any Commercial Paper Notes.

Records: The documents, books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related contracts, records and other media for storage of information) maintained with respect to the Underlying Class B Note.

Reference Bank: Any bank that furnishes information for purposes of determining the Adjusted Eurodollar Rate.

Register: Defined in Section 13.1(c).

Related Security: With respect to the Underlying Class B Note, all of the Borrower’s right, title and interest in and to:

(i) all Borrower’s Records, documents and writing evidencing or related to the Underlying Class B Note;

(ii) all rights of recovery of the Borrower against the Underlying Issuer;

(iii) all Collections, the Collection Account and all amounts on deposit therein and investments thereof;

(iv) any Hedging Agreement (but not its obligations under) and any payment from time to time due thereunder;

(v) the Note Purchase Agreement; and

(ix) the Proceeds of each of the foregoing.

Required Investors: At a particular time, Investors with Commitments in excess of 50% of the Facility Limit.

Required Principal Distribution: As of any Payment Date, an amount equal to the lesser of (1) (a) the Capital as of the prior Payment Date (after giving effect to all distributions in respect thereof), or in the case of the first Payment Date, the Underlying Closing Date minus (b) the product of (i) (x) prior to the Amortization Date, the Lenders’ Percentage or (y) on or after the Amortization Date, 0% multiplied by (ii) the Underlying Class B Note Principal Balance after giving effect to all distributions in respect thereof on such Payment Date and (2) on or after the Amortization Date, the amount available for application pursuant to Section 2.7(b)(ii).

Responsible Officer: As to any Person any officer of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

S&P: Standard & Poor’s, a division of The McGraw Hill Companies, Inc., and any successor thereto.

Sanctioned Country: A country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time.

Sanctioned Person: (i) A person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

Secured Party: (i) The Deal Agent and each Lender and (ii) each Hedge Counterparty that becomes a party hereto, agreeing to be bound by the terms of this Agreement applicable to a Secured Party, by execution of a Joinder.

Securities Act: The Securities Act of 1933, as amended from time to time.

Securities Intermediary: The meaning given to such term in the Preamble.

Solvent: As to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair salable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital.

Structuring Fee: The structuring fee set forth in the Fee Letter.

Subsidiary: A corporation of which the Underlying Depositor and/or its Subsidiaries own, directly or indirectly, such number of outstanding shares as have more than 50% of the ordinary voting power for the election of directors.

Taxes: Any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.

Transaction Documents: This Agreement, the Note Purchase Agreement, the Warrant, each Hedging Agreement, the Trust Agreement, the Administration Agreement, the Fee Letter, the Underlying Transaction Documents, the Liquidity Agreement, if any, the Underlying Note Assignment and any additional document the execution of which is necessary or incidental to carrying out the terms of the foregoing documents.

Trust Agreement: The Trust Agreement dated as of September 25, 2008, between the Underlying Depositor and Wilmington Trust Company pursuant to which the Borrower is formed.

UCC: The Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

Underlying Certificate of Trust: The certificate of trust of the Underlying Issuer substantially in the form of the exhibit attached to the Underlying Trust Agreement.

Underlying Class B Note: The Note issued by the Underlying Issuer pursuant to the Underlying Indenture and identified in the Underlying Note Assignment delivered pursuant to the Note Purchase Agreement.

Underlying Class B Note Margin: As defined in the Fee Letter.

Underlying Class B Note Principal Balance: The principal balance of the Underlying Class B Note owned by the Borrower, initially, as set forth in the Underlying Note Assignment delivered pursuant to the Note Purchase Agreement, as reduced from time to time in accordance with the terms of the Underlying Indenture.

Underlying Closing Date: The date specified as the “closing date” in the Underlying Indenture.

Underlying Depositor: AFS SenSub Corp., a Nevada corporation.

Underlying Event of Default: Means an “Event of Default” as defined in the Underlying Indenture.

Underlying Hedge Agreement: Means the ISDA Master Agreement, dated the Underlying Closing Date between the Underlying Issuer and the hedge provider party thereto, including the schedule thereto, any credit support annex thereto and any confirmation, relating to the Underlying Class B Notes, together with any replacement hedge agreement.

Underlying Indenture: The Indenture, between the Underlying Issuer and the Underlying Indenture Trustee, pursuant to which the Underlying Class B Note is issued, as the same may be amended, modified or supplemented in accordance with the terms thereof.

Underlying Indenture Trustee: The indenture trustee named in the Underlying Indenture, together with its permitted successors and assigns in such capacity.

Underlying Issuer: The issuer of the Underlying Class B Note, as identified in the Underlying Note Assignment delivered pursuant to the Note Purchase Agreement which Underlying Issuer shall be a Delaware statutory trust, of which the certificates evidencing ownership of it shall be 100% owned by the Underlying Depositor.

Underlying Lockbox Agreement: The Tri-Party Remittance Processing Agreement, by and among AmeriCredit, JPMorgan Chase Bank, N.A. and the trust collateral agent, as such agreement may be amended or supplemented from time to time.

Underlying Monthly Report: The “Servicer’s Certificate” as defined in the Underlying Sale and Servicing Agreement, as in effect on the Underlying Closing Date.

Underlying Note Assignment: The Note Assignment delivered to the Deal Agent in the form of Exhibit A to the Note Purchase Agreement.

Underlying Offering Document: The preliminary and final Prospectus Supplement, dated on or prior to the Underlying Closing Date, relating to the securities offered by the Underlying Issuer pursuant thereto and issued pursuant to the Underlying Indenture, including the exhibits thereto, together with the related Prospectus.

Underlying Pool Balance: The “Pool Balance” as defined in the Underlying Sale and Servicing Agreement in effect on the Underlying Closing Date.

Underlying Purchase Agreement: The Purchase Agreement between AFS and the Underlying Depositor, pursuant to which the Underlying Depositor acquires the underlying receivables, as such Agreement may be amended from time to time.

Underlying Sale and Servicing Agreement: The Sale and Servicing Agreement, among the Underlying Issuer, the Underlying Depositor, the Underlying Indenture Trustee and the Underlying Servicer, pursuant to which the underlying receivables are serviced, as the same may be amended, modified or supplemented in accordance with the terms thereof.

Underlying Servicer: AmeriCredit Financial Services, Inc., a Delaware corporation.

Underlying Transaction Documents: The Underlying Indenture, the Underlying Certificate of Trust, the Underlying Trust Agreement, the Underlying Purchase Agreement, the Underlying Sale and Servicing Agreement, the Underlying Underwriting Agreement, the Underlying Lockbox Agreement, the Underlying Hedge Agreement, if any, and any additional document the execution of which is necessary or incidental to carrying out the terms of the foregoing documents.

Underlying Trust Agreement: The Amended and Restated Trust Agreement by and between the Underlying Depositor and the Wilmington Trust Company pursuant to which the Underlying Issuer is formed.

Underlying Underwriting Agreement: The Underwriting Agreement among the underwriters set forth in the Underlying Offering Document, the Underlying Depositor and the Underlying Servicer relating to the sale of certain notes issued by the Underlying Issuer on the Underlying Closing Date.

United States: The United States of America.

Unmatured Amortization Event: Any event that, with the giving of notice or the lapse of time, or both, would become an Amortization Event.

Upfront Fee: As defined in the Fee Letter.

Usage Fee: As defined in the Fee Letter.

Warrant: The Warrant of AmeriCredit Corp., dated as of September 25, 2008, by AmeriCredit Corp. issued in favor of Wachovia Investment Holdings, LLC.

Yield: For the Capital with respect to any Accrual Period, the sum of the products (for each day during such Accrual Period) of:

YR x C x	1
360

where:

C	=	the outstanding principal amount of the Advance; and

YR	=	the Yield Rate applicable on such day;

provided, however, that (i) no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by Applicable Law and (ii) Yield shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

Yield Rate: For any Accrual Period and for the aggregate principal amount of the Advance allocated to such Accrual Period:

(a) to the extent the relevant Lender funded the Advance through the issuance of commercial paper, a rate equal to the CP Rate, or

(b) to the extent the relevant Lender did not fund the Advance through the issuance of commercial paper, a rate equal to the Alternative Rate;

provided, however, the Yield Rate shall be the Base Rate for any Accrual Period for any portion of the Advance as to which (1) a Conduit Lender has funded the acquisition or maintenance thereof by the assignment of an interest therein to any Liquidity Bank under the Liquidity Agreement on any day other than the first day of such Accrual Period and without giving such Liquidity Bank(s) at least two Business Days’ prior notice of such assignment or (2) any Investor has funded the acquisition thereof on any day other than the first day of such Accrual Period and without such Investor(s) having received at least two Business Days’ prior notice of such funding pursuant to the provisions of Section 2.1(a). The Yield Rate on the Funding Date shall be the Alternative Rate.

Section 1.2. Other Terms. All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not used but specifically defined herein, are used herein as defined in such Article 9.

Section 1.3. Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

Section 1.4. Interpretation. In each Transaction Document, unless a contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Documents;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor; and

(v) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.

ARTICLE II

THE LOAN FACILITY

Section 2.1. Funding of the Advance; Grant of Security Interest.

(a) (i) On the terms and conditions hereinafter set forth (including, without limitation, the conditions set forth in Section 3.1), the Borrower may, at its option, request a single advance (the “Advance” or the “Funding”). The Deal Agent may act on behalf of and for the benefit of the Lenders in this regard. Subject to the conditions set forth herein, the Committed Lender agrees that it shall make the Advance. Under no circumstances shall any Lender or Liquidity Agent make the Advance if, after giving effect to such Advance, the aggregate Capital outstanding hereunder would exceed the Initial Facility Limit. The Borrower hereby acknowledges that after the Advance has been made, the Lenders shall have no obligation to advance any further amounts hereunder and the Borrower shall have no right to request further advances.

(ii) The Advance hereunder shall be requested by the Borrower delivering to the Deal Agent (with a copy to the Collateral Agent) the duly completed Funding Notice no later than 5:00 p.m. (Charlotte, North Carolina time) at least two (2) Business Days prior to the proposed Funding Date. The Funding Notice shall: (i) specify the desired amount of the Funding which amount must not exceed the Initial Facility Limit; (ii) specify the date of such Funding: and (iii) include a representation that all conditions precedent for the Funding described in Article III hereof have been met. The Funding Notice shall be irrevocable.

(iii) On the date of the Advance, the Committed Lender shall, upon satisfaction of the applicable conditions set forth in Article III, make available to the Borrower in same day funds, at such bank or other location reasonably designated by the Borrower in the Funding Notice given pursuant to this Section 2.1(a), an amount equal to the lesser of (A) the amount requested by the Borrower for the Advance or (B) the Initial Facility Limit.

(b) The Borrower may, within 60 days, but no later than 45 days, prior to the then existing Commitment Termination Date, by written notice to the Deal Agent, make written request for the Lenders to extend the Commitment Termination Date for an additional period of 364 days. The Deal Agent will give prompt notice to each of the Lenders of its receipt of such request for extension of the Commitment Termination Date. Each Lender shall make a determination, in their sole discretion, not less than 15 days prior to the then applicable Commitment Termination Date as to whether or not it will agree to extend the Commitment Termination Date; provided, however, that the failure of any Lender to make a timely response to the Borrower’s request for extension of the Commitment Termination Date shall be deemed to constitute a refusal by such Lender to extend the Commitment Termination Date. The Commitment Termination Date shall only be extended upon the consent of the Lenders.

(c) The Note.

(i) The Borrower’s obligation to pay the principal of and interest on all amounts advanced by the Lenders pursuant to the Funding shall be evidenced by a single promissory note of the Borrower (the “Note”) which shall: (1) be dated the Closing Date; (2) be in the stated principal amount equal to the Initial Facility Limit (as reflected from time to time on the grid attached thereto); (3) bear interest as provided therein; (4) be payable to the order of the Deal Agent for the account of the Lenders, and mature on the Commitment Termination Date; and (5) be substantially in the form of Exhibit I hereto, with blanks appropriately completed in conformity herewith. The Deal Agent shall, and is hereby authorized to, make a notation on the schedule attached to the Note of the date and the amount of the Funding and the date and amount of the payment of principal thereon, and prior to any transfer of the Note, the Deal Agent shall endorse the outstanding principal amount of the Note on the schedule attached thereto; provided, however, that failure to make such notation shall not adversely affect any Lender’s rights with respect to the Note.

(ii) Although the Note shall be dated the Closing Date, interest in respect thereof shall be payable only for the periods during which amounts are outstanding thereunder. In addition, although the stated principal amount of the Note shall be equal to the Initial Facility Limit, the Note shall be enforceable with respect to the Borrower’s obligation to pay the principal thereof only to the extent of the unpaid principal amount of the Capital outstanding thereunder at the time such enforcement shall be sought.

Section 2.2. Acceptance by Collateral Agent.

(a) (i) As security for the prompt and complete payment of the Note and the performance of all of the Borrower’s obligations under the Note, this Agreement and the other Transaction Documents, the Borrower hereby grants to the Collateral Agent, for the benefit of the Secured Parties, without recourse except as provided herein, a security interest in and continuing Lien on all of the Borrower’s property (whether now owned or hereafter acquired or arising, and wherever located) including, without limitation, all of its right, title and interest to: (i) the Underlying Class B Note, and all monies due or to become due in payment thereupon on and after the Underlying Closing Date, including but not limited to all Collections; (ii) all Related Security; and (iii) all income and Proceeds of the foregoing (collectively, the “Collateral”). The foregoing pledge does not constitute an assumption by the Collateral Agent of any obligations of the Borrower to any Person in connection with the Collateral or under any agreement or instrument relating to the Collateral.

(ii) In connection with such grant, the Borrower agrees to record and file, at its own expense, financing statements with respect to the Collateral now existing and hereafter created meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary to perfect the first priority security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, and to deliver a file-stamped copy of such financing statements or other evidence of such filing to the Collateral Agent and the Deal Agent on or prior to the Funding Date. In addition, the Borrower and the Underlying Servicer agree to clearly and unambiguously mark their respective general ledgers and all accounting records and documents and all computer tapes and records to show that the Collateral, has been pledged to the Collateral Agent for the benefit of the Secured Parties hereunder.

(iii) [Reserved.]

(iv) [Reserved.]

(b) The Collateral Agent hereby acknowledges its acceptance, on behalf of the Secured Parties, of the pledge by the Borrower of the Collateral.

Section 2.3. [Reserved.]

Section 2.4. Determination of Yield. The Deal Agent shall initially determine the applicable Yield Rate and the Yield (including unpaid Yield, if any, due and payable on a prior Payment Date) to be paid by the Borrower with respect to the Advance on each Payment Date for the related Accrual Period. Prior to the next succeeding Payment Date, the Deal Agent shall redetermine the applicable Yield Rate and Yield (including unpaid Yield, if any, due and payable on a prior Payment Date) for the prior Accrual Period and the difference, if any, between (i) the Yield Rate and Yield as initially determined for such Accrual Period and (ii) the Yield Rate and Yield as redetermined on the Payment Date for such Accrual Period. The amount owed in respect of the Yield for the next succeeding Accrual Period, as initially determined by the Deal Agent, shall be either increased or decreased, if necessary and as appropriate, to reflect such difference in the Yield for the most recently completed Accrual Period.

Section 2.5. [Reserved.]

Section 2.6. Actions with Respect to Advance. The Deal Agent may, with the consent of the Lender that has funded the Advance, take any of the following actions at any time with respect to the Advance: (i) divide the Advance funded by such Lender into two or more portions of having aggregate Capital equal to the Capital of such divided Advance or (ii) combine one portion of the Advance funded by such Lender with another portion of the Advance funded by such Lender with an Accrual Period ending on the same day, creating a new Advance having Capital equal to the Capital of the two portions of Advances combined.

Section 2.7. Settlement Procedures. (a) On each Payment Date, based upon the Underlying Monthly Report and Monthly Report, the Underlying Servicer shall determine, the portion of Available Funds which are Income Collections with respect to such Payment Date and shall so notify the Collateral Agent and the Deal Agent. On such Payment Date, the Collateral Agent shall withdraw the Lenders’ Percentage of Income Collections and investment earnings on amounts on deposit in the Collection Account from the Collection Account and allocate and distribute such amounts to the applicable Person in the following order of priority:

(i) FIRST, to the Hedge Counterparty, the accrued and unpaid Hedge Costs (exclusive of Hedge Breakage Costs) in respect of such Payment Date, if any, and any unpaid Hedge Costs (exclusive of Hedge Breakage Costs) from any prior Payment Date;

(ii) SECOND, all remaining amounts, to the Deal Agent for the account of the Lenders, an amount equal to the sum of any accrued and unpaid (A) Yield and Breakage

Costs and (B) Increased Costs, Indemnified Amounts and any Additional Amounts due in respect of such Payment Date and any such amounts unpaid from any prior Payment Date;

(iii) THIRD, all remaining amounts, to the Deal Agent for the account of the Lenders, any remaining amounts payable pursuant to this Section 2.7(a) as the Usage Fee;

(b) On each Payment Date, the Underlying Servicer shall determine the amount of Available Funds remaining after the distributions set forth in Section 2.7(a) and shall so notify the Collateral Agent and the Deal Agent. On such Payment Date, the Collateral Agent shall withdraw all such amounts from the Collection Account and allocate and distribute such amounts to the applicable Person, in the following order of priority:

(i) FIRST, to the Collateral Agent, any amounts due but unpaid pursuant to Section 2.12(d) and the Collateral Agent Fee Letter;

(ii) SECOND, all remaining amounts, to the Deal Agent for payment to the Lenders, an amount equal to the Required Principal Distribution;

(iii) THIRD, all remaining amounts, to the Hedge Counterparty, any accrued and unpaid Defaulting Hedge Breakage Costs in respect of such Payment Date and any unpaid Defaulting Hedge Breakage Costs from any prior Payment Date;

(iv) FOURTH, from all remaining amounts, to the Borrower, an amount equal to 5.0% of the Principal Collections with respect to such Payment Date;

(v) FIFTH, from all remaining amounts, to the Hedge Counterparty, any remaining accrued and unpaid Hedge Breakage Costs in respect of such Payment Date and any remaining unpaid Hedge Breakage Costs from any prior Payment Date; and

(vi) SIXTH, to the Borrower, any remaining amounts.

Section 2.8. [Reserved.]

Section 2.9. Collections and Allocations.

(a) Distributions on the Underlying Class B Note. With respect to the Underlying Class B Note pledged hereunder, all distributions made on such Underlying Class B Note shall be made to the Collection Account. To the extent an AmeriCredit Party receives any amounts in respect of the Underlying Class B Note pledged hereunder, it shall promptly (but in no event later than the Business Day after receipt thereof) deposit all such amounts to the Collection Account by wire transfer, in immediately available funds.

(b) Allocation of Collections Between Principal Collections and Income Collections. The Collateral Agent will allocate Collections monthly in accordance with the Monthly Report generated by the Underlying Servicer.

Section 2.10. Payments, Computations, Etc.

(a) Unless otherwise expressly provided herein, all amounts to be paid or deposited by the Borrower hereunder shall be paid or deposited in accordance with the terms hereof no later than 11:00 a.m. (Charlotte, North Carolina time) on the day when due in lawful money of the United States in immediately available funds to the Agent’s Account and the Deal Agent shall distribute such amounts actually received by it to the Persons entitled thereto no later than 2:00 p.m. (Charlotte, North Carolina time). Any amounts received in the Agent’s Account after 11:00 a.m. (Charlotte, North Carolina time) shall be deemed to be received on the next subsequent Business Day and the Deal Agent shall distribute such amounts to the Persons entitled thereto no later than 2:00 p.m. (Charlotte, North Carolina time) on such next subsequent Business Day. All computations of interest and all computations of Yield and other fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

(b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of Yield, interest or any fee payable hereunder, as the case may be.

(c) If the Advance requested by the Borrower for the Funding Date and approved by a Lender and the Deal Agent pursuant to Section 2.1, is not, for any reason made or effectuated, as the case may be, on the requested Funding Date, the Borrower shall indemnify such Lender against any reasonable loss, cost or expense incurred by such Lender, including, without limitation, any loss (including loss of anticipated profits, net of anticipated profits in the reemployment of such funds in the manner determined by such Lender), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain the Funding.

Section 2.11. [Reserved.]

Section 2.12. Fees.

(a) The Borrower shall pay to the Deal Agent from the Collection Account on each Payment Date, monthly in arrears, the Usage Fee, in accordance with the terms of this Agreement, including Section 2.7 hereof.

(b) AFS shall pay to the Deal Agent, on the Closing Date, the Structuring Fee, the Upfront Fee and, within 30 days of the Closing Date, the reasonable out-of-pocket expenses, in immediately available funds.

(c) AFS shall pay to Dechert, as counsel to the Deal Agent, on the Closing Date, its estimated reasonable fees and out-of-pocket expenses in immediately available funds and shall pay all additional reasonable fees and out-of-pocket expenses of Dechert within thirty (30) Business Days after receiving an invoice for such amounts.

(d) AFS shall pay to the Collateral Agent the fees of the Collateral Agent in such amounts and such manner as is set forth in the Collateral Agent Fee Letter.

Section 2.13. Increased Costs; Capital Adequacy; Illegality.

(a) If either (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation or (ii) the compliance by an Affected Party with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), shall (A) subject an Affected Party to any Tax (except for Taxes on the overall net income of such Affected Party), duty or other charge with respect to the Advance made by it hereunder, or any right to make the Funding hereunder, or on any payment made hereunder, (B) impose, modify or deem applicable any reserve requirement (including, without limitation, any reserve requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve requirement, if any, included in the determination of Yield), special deposit or similar requirement against assets of, deposits with or for the amount of, or credit extended by, any Affected Party or (C) impose any other condition affecting the Advance made by it hereunder or a Lender’s rights hereunder, the result of which is to increase the cost to any Affected Party or to reduce the amount of any sum received or receivable by an Affected Party under this Agreement, then on the Payment Date following demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Collateral Agent shall distribute in accordance with Section 2.7(a)(ii) such additional amount or amounts as will compensate such Affected Party for such additional or increased cost incurred or such reduction suffered.

(b) If either (i) the introduction of or any change in or in the interpretation of any law, guideline, rule, regulation, directive or request or (ii) compliance by any Affected Party with any law, guideline, rule, regulation, directive or request from any central bank or other governmental authority or agency (whether or not having the force of law), including, without limitation, compliance by an Affected Party with any request or directive regarding capital adequacy, has or would have the effect of reducing the rate of return on the capital of any Affected Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy) by an amount deemed by such Affected Party to be material, then on the Payment Date following demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Collateral Agent shall distribute in accordance with Section 2.7(a)(ii) such additional amount or amounts as will compensate such Affected Party for such reduction. For avoidance of doubt, any interpretation of Accounting Research Bulletin No. 51 by the Financial Accounting Standards Board shall constitute an adoption, change, request or directive subject to this subsection 2.13(b).

(c) If as a result of any event or circumstance similar to those described in clauses (a) or (b) of this section, any Affected Party is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Affected Party in connection with this Agreement or the funding or maintenance of the Advance hereunder, then within ten days after demand by such Affected Party, the Borrower shall pay to such Affected Party such additional amount or amounts as may be necessary to reimburse such Affected Party for any amounts payable or paid by it.

(d) In determining any amount provided for in this section, the Affected Party may use any reasonable averaging and attribution methods. Any Affected Party making a claim under this section shall submit to the Underlying Servicer a written description as to such additional or increased cost or reduction and the calculation thereof, which written description shall be conclusive absent demonstrable error.

(e) If a Lender shall notify the Deal Agent that a Eurodollar Disruption Event as described in clause (a) of the definition of “Eurodollar Disruption Event” has occurred, the Deal Agent shall in turn so notify the Borrower, whereupon all Capital in respect of which Yield accrues at the Adjusted Eurodollar Rate shall immediately be converted into Capital in respect of which Yield accrues at the Base Rate.

Section 2.14. Taxes.

(a) All payments made by the Underlying Issuer and all payments made by the Borrower or any of the AmeriCredit Parties under this Agreement will be made free and clear of and without deduction or withholding for or on account of any Taxes. If any Taxes are required to be withheld from any amounts payable to the Deal Agent, the Liquidity Agent or any Secured Party, then the amount payable to such Person will be increased (such increase, the “Additional Amount”) such that every net payment made under this Agreement after withholding for or on account of any Taxes (including, without limitation, any Taxes on such increase) is not less than the amount that would have been paid had no such deduction or withholding been deducted or withheld. The foregoing obligation to pay Additional Amounts, however, will not apply with respect to net income or franchise taxes imposed on a Lender or the Deal Agent, respectively, with respect to payments required to be made by the Borrower or any AmeriCredit Party under this Agreement, by a taxing jurisdiction in which such Lender or Deal Agent is organized, conducts business or is paying taxes as of the Closing Date (as the case may be).

(b) The Borrower will indemnify each Affected Party for the full amount of Taxes payable by such Person in respect of Additional Amounts and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. All payments in respect of this indemnification shall be made on the Payment Date following demand by such Affected Party.

(c) The Borrower will notify the Deal Agent on a quarterly basis of any payments by the Borrower in respect of any Taxes, not including those Taxes paid by AmeriCredit Corp. on a consolidated basis.

(d) If a Lender is not created or organized under the laws of the United States or a political subdivision thereof, such Lender shall deliver to the Borrower, with a copy to the Deal Agent, (i) within 15 days after the date hereof, or, if such Lender becomes a Lender after the Closing Date, the date on which such Lender becomes a Lender hereunder, two (or such other number as may from time to time be prescribed by Applicable Laws) duly completed copies of IRS Form W-8BEN or Form W-8ECI (or any successor forms or other certificates or statements that may be required from time to time by the relevant United States taxing authorities or Applicable Laws), as appropriate, to permit the Borrower to make payments hereunder for the account of such Lender, as the case may be, without deduction or withholding of United States federal income or similar Taxes and (ii) upon the obsolescence of or after the occurrence of any event requiring a change in, any form or certificate previously delivered pursuant to this Section 2.14(d), copies (in such numbers as may from time to time be prescribed by Applicable Laws or regulations) of such additional, amended or successor forms, certificates or statements as may be required under Applicable Laws or regulations to permit the Borrower to make payments hereunder for the account of such Lender, without deduction or withholding of United States federal income or similar Taxes.

(e) If, in connection with an agreement or other document providing liquidity support, credit enhancement or other similar support to the Lenders in connection with this Agreement or the funding or maintenance of the Funding hereunder, the Lenders are required to compensate a bank or other financial institution in respect of Taxes under circumstances similar to those described in this section then within 10 days after demand by the Lenders, the Borrower shall pay to the Lenders such additional amount or amounts as may be necessary to reimburse the Lenders for any amounts paid by them.

(f) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this section shall survive the termination of this Agreement.

Section 2.15. Assignment of the Note Purchase Agreement. The Borrower hereby assigns to the Deal Agent, for the ratable benefit of the Secured Parties hereunder, all of the Borrower’s right, title and interest in and to, but none of its obligations under, the Underlying Transaction Documents. The Borrower confirms that the Deal Agent on behalf of the Secured Parties shall have the sole right to enforce the Borrower’s rights and remedies under the Underlying Transaction Document for the benefit of the Secured Parties.

ARTICLE III

CONDITIONS TO THE CLOSING AND THE FUNDING

Section 3.1. Conditions to the Closing and the Funding. The Closing Date shall not occur and no Lender shall be obligated to make the Advance hereunder, nor shall any Lender, the Deal Agent, the Liquidity Agent or the Collateral Agent be obligated to take, fulfill or perform any other action hereunder, until (i) in the case of the Closing Date, the conditions set forth in clauses (a)(i), (d) and (e) have been satisfied and (ii) in the case of the Funding, all of the following conditions, after giving effect to the proposed Advance have been satisfied, in the sole discretion of, or waived in writing by, the Deal Agent:

(a) (i) In the case of the Closing Date, each Transaction Document (other than the Underlying Transaction Documents) shall have been duly executed by, and delivered to, the parties hereto and thereto and the Deal Agent shall have received such other documents, instruments, agreements and legal opinions as the Deal Agent shall request in connection with the transactions contemplated by this Agreement, including, without limitation, all those specified in Schedule of Documents attached hereto as Schedule I, each in form and substance satisfactory to the Deal Agent, and (ii) in the case of the Funding Date, (x) each Transaction Document shall have been duly executed by, and delivered to, the parties hereto and thereto and the Deal Agent shall have received such other documents, instruments, agreements and legal opinions as the Deal Agent shall request in connection with the transactions contemplated by this

Agreement, including, without limitation, all those specified in Schedule of Documents attached hereto as Schedule I, each such Transaction Document, other document, instrument, agreement and legal opinion in form and substance satisfactory to the Deal Agent, in its sole discretion, and (y) the executed Note in the face amount of $48,938,300 shall have been issued by the Borrower.

(b) The Deal Agent shall have received (i) satisfactory evidence that the Borrower, the Underlying Issuer, the Underlying Depositor and the Underlying Servicer have obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Transaction Documents to which each is a party and the consummation of the transactions contemplated hereby or thereby or (ii) an Officer’s Certificate from each of the Borrower, the Underlying Issuer, the Underlying Depositor and the Underlying Servicer in form and substance satisfactory to the Deal Agent affirming that no such consents or approvals are required; it being understood that the acceptance of such evidence or officer’s certificate shall in no way limit the recourse of the Deal Agent or any Secured Party against the Borrower, the Underlying Issuer, the Underlying Depositor or the Underlying Servicer for a breach of its representation or warranty that all such consents and approvals have, in fact, been obtained.

(c) The Borrower, the Underlying Issuer, the Underlying Depositor and the Underlying Servicer shall each be in compliance in all material respects with all Applicable Laws and shall have delivered an Officer’s Certificate to the Deal Agent as to this and other closing matters.

(d) The Borrower shall have paid all fees required to be paid by it on the Closing Date, including all fees required hereunder and under the Fee Letter, and shall have reimbursed each Lender, the Deal Agent and the Collateral Agent for all fees, costs and expenses of closing the transactions contemplated hereunder and under the other Transaction Documents, including the attorney fees and any other legal and document preparation costs incurred by any Lender, the Deal Agent and/or the Collateral Agent.

(e) No Amortization Event or Unmatured Amortization Event shall have occurred.

(f) All UCC-1 financing statements necessary to perfect the security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral to be pledged by the Borrower hereunder shall have been filed in the appropriate filing offices by the Borrower.

(g) The Deal Agent has received lien searches relating to the Borrower in all appropriate jurisdictions evidencing the absence of any liens on the Borrower.

(h) The Hedging Agreement shall be in effect.

(i) With respect to the Advance, the Borrower shall have delivered to the Deal Agent, on or prior to the date of the Advance in form and substance satisfactory to the Deal Agent, the Funding Notice.

(j) On the date of the Advance the following statements shall be true and the Borrower shall be deemed to have certified that, after giving effect to the proposed Advance:

(i) The representations and warranties contained in Sections 4.1, 4.3 and 4.4 are true and correct on and as of such day as though made on and as of such day and shall be deemed to have been made on such day;

(ii) On and as of such day, after giving effect to the proposed Advance, the outstanding Capital does not exceed the Initial Facility Limit;

(iii) On and as of such day, the Borrower, the Underlying Issuer, the Underlying Depositor and the Underlying Servicer each has performed all of the agreements contained in this Agreement and the other Transaction Documents to which it is a party to be performed by such person at or prior to such day;

(iv) No law or regulation shall prohibit, and no order, judgment or decree of any federal, state or local court or governmental body, agency or instrumentality shall prohibit or enjoin, the making of the Funding by the Lenders in accordance with the provisions hereof; and

(v) all conditions precedent set forth in the Underlying Transaction Documents shall have been satisfied.

(k) The Underlying Class B Note shall be rated at least AA/Aa2 by S&P and Moody’s, respectively.

(l) The Underlying Class B Note shall bear interest on a per annum basis at a rate equal to or greater than the sum of (i) the interpolated swap rate as of the Underlying Closing Date with respect to the Underlying Class B Note, (ii) the Underlying Class B Note Margin and (iii) the Maximum Hedge Fee Rate.

(m) (i) On or prior to the Funding Date, the Deal Agent shall have received copies of all opinions of counsel delivered by or on behalf of the parties to the Underlying Transaction Documents pursuant to the terms of the Underlying Underwriting Agreement and the Note Purchase Agreement, with such opinions of counsel either addressed to the Deal Agent and the Hedge Counterparty or accompanied by a letter permitting the Deal Agent and the Hedge Counterparty to rely on such opinions as if the same were addressed to the Deal Agent and the Hedge Counterparty, (ii) all other documents, opinions, certificates and documents listed on Schedule I hereto shall have been delivered to the Deal Agent, in form and substance satisfactory to the Deal Agent and its counsel and (iii) all conditions required to be satisfied in the Note Purchase Agreement shall have been satisfied.

(n) On or prior to the Funding Date, the Deal Agent shall have received a true and complete copy of all documents, letters and certificates delivered at the closing under the Underlying Underwriting Agreement and the Note Purchase Agreement. The Deal Agent shall have received such other approvals, opinions or documents as the Deal Agent or its counsel may reasonably require.

(o) On or prior to the Funding Date, the Securities Intermediary shall have acknowledged and indicated by book entry that a securities entitlement relating to the Underlying Class B Note has been credited to the Collection Account for the benefit of the Collateral Agent on behalf of the Secured Lenders.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1. Representations and Warranties of the Borrower. The Borrower represents and warrants to the Collateral Agent, the Deal Agent and the Secured Parties on the Closing Date and the Funding Date (except as otherwise expressly provided herein) as follows:

(a) Organization and Good Standing. The Borrower has been duly formed, and is validly existing as a statutory trust in good standing under the laws of the State of Delaware, with all requisite power and authority to own or lease its properties and conduct its business as such business is presently conducted, and the Borrower had at all relevant times, and now has all necessary power, authority and legal right to acquire, own and pledge the Collateral and perform its obligations under this Agreement.

(b) Due Qualification. The Borrower is duly qualified to do business and is in good standing as a statutory trust and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification, licenses or approvals.

(c) Power and Authority; Due Authorization. The Borrower: (i) has all necessary power, authority and legal right to: (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) carry out the terms of the Transaction Documents to which it is a party, and (C) transfer and assign the Underlying Class B Note and all other Collateral on the terms and conditions herein provided and (ii) has duly authorized by all necessary action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the transfer and assignment of the Underlying Class B Note and all other Collateral on the terms and conditions herein provided. This Agreement and each other Transaction Document to which it is a party have been duly executed and delivered by it.

(d) Binding Obligation. This Agreement and each other Transaction Document to which the Borrower is a party constitutes a legal, valid and binding obligation of the Borrower, each enforceable against the Borrower in accordance with its terms.

(e) No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Borrower’s certificate of incorporation, bylaws or any Contractual Obligation of the Borrower, (ii) result in the creation or imposition of any Lien upon any of the Borrower’s properties pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law.

(f) No Proceedings. There is no litigation, proceeding or investigation pending or, to the best knowledge of the Borrower, threatened against the Borrower, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Borrower is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Borrower is a party or (iii) seeking any determination or ruling that could reasonably be expected to have Material Adverse Effect.

(g) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Borrower of this Agreement and any other Transaction Document to which the Borrower is a party have been obtained.

(h) Bulk Sales. The execution, delivery and performance of this Agreement do not require compliance with any “bulk sales” act or similar law by the Borrower.

(i) Solvency. The transactions under this Agreement and any other Transaction Document to which the Borrower is a party do not and will not render the Borrower not Solvent and the Borrower shall deliver to the Deal Agent on the Closing Date a certification in the form of Exhibit F. The Underlying Depositor has confirmed in writing to the Borrower that, so long as the Borrower is Solvent, the Underlying Depositor will not cause the Borrower to file a voluntary petition under the Bankruptcy Code or any other Insolvency Laws.

(j) [Reserved.]

(k) Taxes. The Borrower has filed or caused to be filed all tax returns that are required to be filed by it. The Borrower has paid or made adequate provisions for the payment of all Taxes and all assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower), and no tax lien has been filed and, to the Borrower’s knowledge, no claim is being asserted, with respect to any such Tax, fee or other charge.

(l) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein (including, without limitation, the use of the proceeds from the pledge of the Collateral) will violate or result in a violation of Section 7 of the Securities Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Borrower does not own or intend to carry or purchase, and no proceeds from the pledge of the Collateral will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purchase credit” within the meaning of Regulation U.

(m) Quality of Title. As of the Funding Date, the Underlying Class B Note, together with the Related Security related thereto, shall, at all times, be owned by the Borrower free and clear of any Lien except as provided in Section 9.1, and upon the Funding, the Collateral Agent as agent for the Secured Parties shall acquire a valid and perfected first priority security interest in the Underlying Class B Note, the Related Security related thereto and all Collections then existing or thereafter arising, free and clear of any Lien, except as provided in Section 9.1. No effective financing statement or other instrument similar in effect covering any Collateral shall at any time be on file in any recording office except such as may be filed in favor of the Collateral Agent in accordance with this Agreement.

(n) Security Interest. The Borrower has granted a security interest (as defined in the UCC) to the Collateral Agent, as agent for the Secured Parties, in the Collateral, which is enforceable in accordance with applicable law upon execution and delivery of this Agreement. Upon the filing of UCC-1 financing statements naming the Collateral Agent as secured party and the Borrower as debtor, or upon the Collateral Agent obtaining control, in the case of that portion of the Collateral which constitutes securities, the Collateral Agent, as agent for the Secured Parties, shall have a first priority perfected security interest in the Collateral. All filings (including, without limitation, such UCC filings) as are necessary in any jurisdiction to perfect the interest of the Collateral Agent, as agent for the Secured Parties, in the Collateral have been made.

(o) Accuracy of Information. All information, financial statements, documents, book record, certificate report or other documents furnished by it, or on its behalf, to the Deal Agent, Collateral Agent or any Lender for purposes of or in connection with this Agreement or any other Transaction Document, or any transaction contemplated hereby or thereby, including, without limitation, the Underlying Offering Document, will be true, correct, complete and accurate in every material respect, on the date such information is stated or certified and with respect to the Underlying Offering Document, it does not contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary to make the statements in the Offering Document, in the light of the circumstances under which they were made, not misleading. Since the furnishing of any such information, report or documents, there has been no change nor any development or event involving a prospective change known to it that would render any of the information, report or document untrue or misleading in any material respect.

(p) Location of Offices. The principal place of business and chief executive office of the Borrower and the office where the Borrower keeps all the Records are located at the address of the Borrower referred to in Section 14.2 hereof or at the office of the Administrator (or at such other locations as to which the notice and other requirements specified in Section 5.2(g) shall have been satisfied).

(q) [Reserved.]

(r) Tradenames; Place of Business; Correct Legal Name. (i) Except as described in Schedule II, the Borrower has no trade names, fictitious names, assumed names or “doing business as” names or other names under which it has done or is doing business; (ii) the principal place of business and chief executive office of the Borrower are located at the address of the Borrower set forth on the signature pages hereto; and (iii) “AmeriCredit Class B Note Funding Trust” is the correct legal name of the Borrower indicated on the public records of the Borrower’s jurisdiction of organization.

(s) Note Purchase Agreement. As of the Funding Date, the Note Purchase Agreement is the only agreement pursuant to which the Borrower purchased the Underlying Class B Note from the Underlying Depositor.

(t) Value Given. As of the Funding Date, the Borrower shall have given reasonably equivalent value to the Underlying Depositor in consideration for the issuance to the Borrower of the Underlying Class B Note under the Note Purchase Agreement, no such transfer shall have been made for or on account of an antecedent debt owed by the Underlying Issuer to the Borrower, and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

(u) [Reserved.]

(v) Special Purpose Entity. The Borrower is in compliance with Section 5.2(o) hereof.

(w) Confirmation from the Underlying Depositor. The Borrower has received in writing from the Underlying Depositor confirmation that, so long as the Borrower is not “insolvent” within the meaning of the Bankruptcy Code, the Underlying Depositor will not cause the Borrower to file a voluntary petition under the Bankruptcy Code or any other bankruptcy or insolvency laws. Each of the Borrower and the Underlying Servicer is aware that in light of the circumstances described in the preceding sentence and other relevant facts, the filing of a voluntary petition under the Bankruptcy Code for the purpose of making any loan or any other assets of the Borrower available to satisfy claims of the creditors of the Underlying Depositor would not result in making such assets available to satisfy such creditors under the Bankruptcy Code.

(x) Investment Company Act. The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(y) ERISA. The present value of all benefits vested under all “employee pension benefit plans,” as such term is defined in Section 3 of ERISA, maintained by the Borrower, or in which employees of the Borrower are entitled to participate, as from time to time in effect (herein called the “Pension Plans”), does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual violation date). No prohibited transactions, accumulated funding deficiencies, withdrawals or reportable events have occurred with respect to any Pension Plans that, in the aggregate, could subject the Borrower to any material tax, penalty or other liability. No notice of intent to terminate a Pension Plan has been billed, nor has any Pension Plan been terminated under Section 4041(f) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer a Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

(z) [Reserved.]

(aa) Representations and Warranties in Note Purchase Agreement. The representations and warranties made by the Underlying Depositor to the Borrower in the Note Purchase Agreement are hereby remade by the Borrower on each date to which they speak in the Note Purchase Agreement as if such representations and warranties were set forth herein. For purposes of this Section 4.2(aa), such representations and warranties are incorporated herein by reference as if made by the Borrower to the Deal Agent, Collateral and to each of the Secured Parties under the terms hereof mutatis mutandis.

(bb) Amount of Underlying Class B Note. The Funding Notice shall provide the outstanding Underlying Class B Note Principal Balance as of the Underlying Closing Date.

(cc) Use of Proceeds. The proceeds of the Funding will be used by the Borrower to purchase the Underlying Class B Note from the Underlying Depositor pursuant to the Note Purchase Agreement.

(dd) Subsidiaries. The Borrower does not have any Subsidiaries.

(ee) Certificates. None of the certificates issued by the Borrower have been sold or pledged to any entity other than the Underlying Depositor.

(ff) OFAC. None of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower (i) is a Sanctioned Person, (ii) has more than 10% of its assets in Sanctioned Countries, or (iii) knowingly derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. The proceeds of the Advance will not knowingly be used and have not knowingly been used to fund any operations in, finance any investments or activities in or make any payments to a Sanctioned Person or a Sanctioned Country.

The representations and warranties set forth in this Section 4.1 shall survive the Borrower’s pledge of the Collateral to the Collateral Agent. Upon discovery by the Borrower, any of the other AmeriCredit Parties, or the Collateral Agent of a breach of any of the representations and warranties set forth herein, the party discovering such breach shall give prompt written notice to the other parties of such breach.

Section 4.2. Reserved.

Section 4.3. Representations and Warranties of the Underlying Servicer. The Underlying Servicer represents and warrants as follows:

(a) Incorporation of Representations and Warranties. The representations and warranties of the Underlying Servicer set forth in the Underlying Sale and Servicing Agreement are hereby incorporated by reference mutatis mutandis for the benefit of each of the Collateral Agent, the Deal Agent and the Secured Parties and such representations and warranties may be relied upon by each such Person. Additionally, all information, financial statements, documents, book record, certificate report or other document furnished by the Underlying Servicer, or on its behalf, to the Deal Agent, Collateral Agent or any Lender for purposes of or in connection with this Agreement or any other Transaction Document, or any transaction contemplated hereby or thereby, will be true, correct, complete and accurate in every material respect, on the date such information is stated or certified.

(b) Accuracy of Information. All information, financial statements, documents, book record, certificate report or other document furnished by it, or on its behalf, to the Deal Agent, Collateral Agent or any Lender for purposes of or in connection with this Agreement or any other Transaction Document, or any transaction contemplated hereby or thereby, including, without limitation, the Underlying Offering Document, will be true, correct, complete and accurate in every material respect, on the date such information is stated or certified and with respect to the Offering Document, it does not contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary to make the statements in the Underlying Offering Document, in the light of the circumstances under which they were made, not misleading. Since the furnishing of any such information, report or documents, there has been no change nor any development or event involving a prospective change known to it that would render any of the information, report or document untrue or misleading in any material respect.

(c) Notice of Breach. The representations and warranties set forth in this Section 4.3 shall survive the Borrower’s pledge of the Collateral to the Collateral Agent. Upon discovery by the Underlying Servicer, any of the other AmeriCredit Parties, or the Collateral Agent of a breach of any of the representations and warranties incorporated herein, the party discovering such breach shall give prompt written notice to the other parties of such breach.

Section 4.4. Representations and Warranties of the Underlying Depositor. The Underlying Depositor represents and warrants as follows:

(a) Incorporation of Representations and Warranties. The representations and warranties of the Underlying Depositor set forth in the Underlying Sale and Servicing Agreement, the Underlying Trust Agreement and the Underlying Purchase Agreement are hereby incorporated by reference mutatis mutandis for the benefit of each Collateral Agent, the Deal Agent and the Secured Parties and such representations and warranties may be relied upon by each such Person. Additionally, all information, financial statements, documents, book record, certificate report or other document furnished by the Underlying Depositor, or on its behalf, to the Deal Agent, Collateral Agent or any Lender for purposes of or in connection with this Agreement or any other Transaction Document, or any transaction contemplated hereby or thereby, will be true, correct, complete and accurate in every material respect, on the date such information is stated or certified.

(b) Accuracy of Information. All information, financial statements, documents, book record, certificate report or other document furnished by it, or on its behalf, to the Deal Agent, Collateral Agent or any Lender for purposes of or in connection with this Agreement or any other Transaction Document, or any transaction contemplated hereby or thereby, including, without limitation, the Underlying Offering Document, will be true, correct, complete and accurate in every material respect, on the date such information is stated or certified and with respect to the Underlying Offering Document, it does not contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary to make the statements in the Underlying Offering Document, in the light of the circumstances under which they were made, not misleading. Since the furnishing of any such information, report or documents, there has been no change nor any development or event involving a prospective change known to it that would render any of the information, report or document untrue or misleading in any material respect.

(c) Notice of Breach. The representations and warranties set forth in this Section 4.4 shall survive the Borrower’s pledge of the Collateral to the Collateral Agent. Upon discovery by the Underlying Depositor, any of the other AmeriCredit Parties, or the Collateral Agent of a breach of any of the representations and warranties incorporated herein, the party discovering such breach shall give prompt written notice to the other parties of such breach

(d) Underlying Class B Note. As of the Funding Date, the Underlying Class B Note shall bear interest on a per annum basis at a rate equal to or greater than the sum of (i) the interpolated swap rate as of the Underlying Closing Date with respect to the Underlying Class B Note, (ii) the Underlying Class B Note Margin and (iii) the Maximum Hedge Fee Rate.

ARTICLE V

GENERAL COVENANTS

Section 5.1. Affirmative Covenants of the Borrower. From the date hereof until the Collection Date:

(a) Compliance with Laws. The Borrower will comply in all material respects with all Applicable Laws.

(b) Preservation of Corporate Existence; Conduct of Business. The Borrower will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a foreign entity in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect. The Borrower will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

(c) Performance and Compliance with Underlying Class B Note. The Borrower will, at its expense, timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Underlying Class B Note in and all other agreements related thereto in all material respects.

(d) Keeping of Records and Books of Account. The Borrower will keep and maintain all documents, books, records and other information reasonably necessary or advisable in connection with the Underlying Class B Note.

(e) Underlying Class B Note. With respect to the Underlying Class B Note, the Borrower will: (i) acquire such Underlying Class B Note pursuant to and in accordance with the terms of the Note Purchase Agreement; (ii) take all action necessary to perfect, protect and more fully evidence the Borrower’s ownership of such Underlying Class B Note, and take all additional action that the Deal Agent or the Collateral Agent may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in the Collateral.

(f) Delivery of Collections. The Borrower shall notify and direct the parties responsible under the Underlying Transaction Documents for making distributions or payments on the Underlying Class B Note to remit, commencing on the first Payment Date following the Underlying Closing Date, all payments on account of the Underlying Class B Note directly to the Collateral Agent (by wire transfer to the Collection Account if permitted) and to continue to do so until such time as the Deal Agent, notifies such parties to the contrary following the date on which all amounts owing under this Loan and Security Agreement shall have been paid and the Collateral hereunder shall have been released. Notwithstanding the foregoing, to the extent the Borrower receives any Collections in respect of the Underlying Class B Note, it will deposit to the Collection Account promptly (but in no event later than one (1) Business Days after receipt) all such Collections.

(g) Separate Corporate Existence. The Borrower shall be in compliance with the requirements set forth in Section 5.2(o).

(h) [Reserved.]

(i) Taxes. The Borrower will file and pay any and all Taxes.

(j) Use of Proceeds. The Borrower will use the proceeds of the Funding only to acquire the Underlying Class B Note pursuant to the Note Purchase Agreement or to make distributions to the Underlying Depositor.

(k) Reporting. The Borrower will maintain for itself a system of accounting established and administered in accordance with GAAP and furnish to the Deal Agent the following information:

(i) Annual Reporting. Within 120 days after the close of the Borrower’s and AmeriCredit Corp.’s fiscal years, audited financial statements, prepared in accordance with GAAP on a consolidated basis; provided, however, that with respect to the Borrower, such financial statements may be unaudited for (x) the Borrower and include only income statements and balance sheets as of the end of such period and (y) for AmeriCredit Corp. and its Subsidiaries, including the Borrower, in each case, including balance sheets as of the end of such period, related statements of operations, shareholder’s equity and cash flows, accompanied by an unqualified audit report certified by independent certified public accountants, acceptable to the Agent, prepared in accordance with generally accepted auditing principles and any management letter prepared by said accountants;

(ii) Quarterly Reporting. Within sixty (60) days after the close of the first three quarterly periods of each of the Borrower’s and AmeriCredit Corp.’s fiscal years, for (x) the Borrower with respect to income statements and balance sheets for the applicable period and (y) for AmeriCredit Corp. and its Subsidiaries, in each case, consolidated unaudited balance sheets as at the close of each such period and consolidated related statements of operations, shareholder’s equity and cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer as true, accurate and complete in all material respects;

(iii) Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate signed by the Borrower’s or AmeriCredit Corp.’s, as applicable, chief financial officer stating that (x) the attached financial statements have been prepared in accordance with GAAP and accurately reflect the financial condition of the Borrower or AmeriCredit Corp. as applicable and (y) to the best of such Person’s knowledge, no Amortization Event or Unmatured Amortization Event exists, or if any Amortization Event or Unmatured Amortization Event exists, stating the nature and status thereof;

(iv) Shareholders Statements and Reports. Promptly upon the request made to the Borrower or AmeriCredit Corp, copies of all financial statements, reports and proxy statements so furnished, to the extent such information has not been provided pursuant to another clause of this Section 5.1(k);

(v) S.E.C. Filings. Promptly upon the request made to the Borrower or the Underlying Servicer, copies of all registration statements and annual, quarterly, monthly or other regular reports which AmeriCredit Corp. or any subsidiary files with the Securities and Exchange Commission;

(vi) Notice of Amortization Events or Unmatured Amortization Events. As soon as possible and in any event within two (2) days after the occurrence of each Amortization Event or each Unmatured Amortization Event, a statement of the chief financial officer or chief accounting officer of the Underlying Servicer setting forth details of such Amortization Event or Unmatured Amortization Event and the action which the Borrower proposes to take with respect thereto;

(vii) Monthly Reports. Not later than one (1) Business Day prior to each Payment Date, the Monthly Report relating to such Payment Date.

(viii) [Reserved.]

(ix) ERISA. Promptly after the filing or receiving thereof, copies of all reports and notices with respect to any Reportable Event (as defined in Article IV of ERISA) which the Borrower, AmeriCredit Corp. or any ERISA Affiliate of the Borrower or AmeriCredit Corp. files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which the Borrower, AmeriCredit Corp. or any ERISA Affiliates of the Borrower or AmeriCredit Corp. receives from the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor;

(x) Proceedings. As soon as possible and in any event within two (2) Business Days after the Borrower receives notice or obtains knowledge thereof, any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy (of a material nature), litigation (of a material nature), action (of a material nature), suit (of a material nature) or proceeding (of a material nature) before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower or any of its Affiliates;

(xi) Notice of Material Events. Promptly upon becoming aware thereof, notice of any other event or circumstances that, in the reasonable judgment of the Borrower, is likely to have a Material Adverse Effect with respect to the Borrower; and

(xii) Other Information. Such other information, documents, records or reports (including non-financial information) as the Deal Agent, a Hedge Counterparty or the Collateral Agent may from time to time reasonably request with respect to AmeriCredit Corp., the Underlying Depositor, the Borrower, the Underlying Servicer or any Subsidiary of any of the foregoing.

(l) Compliance with Applicable Law. The Borrower shall duly satisfy in all material respects its obligations under or in connection with the Underlying Class B Note, will maintain in effect all material qualifications required under all Applicable Law, and will comply in all material respects with all other Applicable Law in connection with the Underlying Class B Note, the failure to comply with which would have a material adverse effect on the interests of the Secured Parties in the Collateral.

(m) Furnishing of Information and Inspection of Records. The Borrower will furnish to the Deal Agent and the Collateral Agent, from time to time, such information with respect to the Underlying Class B Note as either may reasonably request. The Borrower will, at any time and from time to time during regular business hours, upon reasonable written notice and not more than once per calendar year (unless an Amortization Event has occurred), permit the Deal Agent or the Collateral Agent, or its agents or representatives, to examine and make copies of and abstracts from all Records, to visit the offices and properties of the Borrower for the purpose of examining such Records, and to discuss matters relating to the Underlying Class B Note or the Borrower’s performance hereunder and under the other Transaction Documents with any of the officers, directors, employees or (so long as a representative of AmeriCredit Corp. is in attendance) independent public accountants of the Borrower having knowledge of such matters; provided, however, that each of the Deal Agent and the Collateral Agent acknowledges that in exercising the rights and privileges conferred in this Section 5.1(m) it or its agents and representatives may, from time to time, obtain knowledge of information, practices, books, correspondence and records of a confidential nature and in which the Borrower has a proprietary interest. Each of the Deal Agent and the Collateral Agent agrees that all such information, practices, books, correspondence and records are to be regarded as confidential information and agrees that it shall retain in strict confidence and shall use its reasonable efforts to ensure that its agents and representatives retain in strict confidence, and will not disclose without the prior written consent of the Borrower, any such information, practices, books, correspondence and records furnished to them except that it may disclose such information: (i) to its officers, directors, employees, agents, counsel, accountants, auditors, affiliates, advisors or representatives (provided that such Persons are informed of the confidential nature of such information); (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through the Deal Agent, the Collateral Agent or its officers, directors, employees, agents, counsel, accountants, auditors, affiliates, advisors or representatives; (iii) to the extent such information was available to the Deal Agent or the Collateral Agent on a non-confidential basis prior to its disclosure hereunder; (iv) to the extent the Deal Agent or the Collateral Agent should be (A) required in connection with any legal or regulatory proceeding or (B) requested by any bank regulatory authority to disclose such information; (v) to the Liquidity Agent, any Liquidity Bank, or any other person providing liquidity to any Conduit Lender; or (vi) to any Lender or prospective assignee or Investor; provided, that the Collateral Agent shall notify such assignee of the confidentiality provisions of this Section 5.1(m).

(n) Keeping of Records and Books of Account. The Borrower will keep and maintain, or obtain, as and when required, all documents, books, records and other information reasonably necessary or advisable for the collection of all amounts due under the Underlying Class B Note.

(o) Notice of Liens. The Borrower will advise the Deal Agent and the Collateral Agent promptly, in reasonable detail of: (i) any Lien asserted by a Person against the Collateral; (ii) any breach by the Borrower, the Underlying Issuer the Underlying Depositor or the Underlying Servicer of any of its representations, warranties and covenants contained herein or in any other Transaction Document; and (iii) of the occurrence of any other event which would have a Material Adverse Effect on the Lien of the Secured Parties granted hereunder.

(p) Protection of Interest in Collateral. The Borrower shall file such continuation statements and any other documents reasonably requested by the Collateral Agent, the Deal Agent or any Lender or which may be required by law to fully preserve and protect the interest of the Collateral Agent and the Secured Parties in and to the Collateral.

(q) Note Purchase Agreement. The Borrower will at all times enforce the covenants and agreements of the Underlying Depositor in the Note Purchase Agreement.

(r) Reports and Notices Received under Underlying Transaction Documents. Promptly after the receipt thereof, the Borrower shall provide to the Deal Agent copies of all reports and notices received by or provided by any of the AmeriCredit Parties in connection with the Underlying Transaction Documents.

(s) Organizational Documents. The Borrower shall only amend, alter, change or repeal its Certificate of Trust and Trust Agreement with the prior written consent of the Deal Agent

(t) Voting Rights. So long as this Agreement remains in effect, the Borrower shall exercise its voting and consent rights with respect to the Underlying Class B Notes as directed by the Deal Agent.

Section 5.2. Negative Covenants of the Borrower. From the date hereof until the Collection Date:

(a) Other Business. Borrower will not: (i) engage in any business other than the transactions contemplated by the Transaction Documents to which it is a party; (ii) incur any indebtedness, obligation, liability or contingent obligation of any kind other than pursuant to the Transaction Documents to which it is a party; or (iii) form any Subsidiary or make any Investments in any other Person.

(b) [Reserved.]

(c) Security Interests. The Borrower will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any of the Collateral, whether now existing or hereafter transferred hereunder, or any interest therein, and the Borrower will not sell, pledge, assign or suffer to exist any Lien on its interest, if any, hereunder. The Borrower will promptly notify the Deal Agent of the existence of any Lien on any of the Collateral and the Borrower shall defend the right, title and interest of the Deal Agent as agent for the Secured Parties in, to and under the Collateral, against all claims of third parties.

(d) Mergers, Acquisitions, Sales, etc. The Borrower will not be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or, sell, transfer, convey or lease all or any substantial part of its assets, or sell or assign with or without recourse any of the Collateral or any interest therein.

(e) [Reserved.]

(f) Distributions. The Borrower shall not declare or pay, directly or indirectly, any dividend or make any other distribution (whether in cash or other property) with respect to the profits, assets or capital of the Borrower or any Person’s interest therein, except as permitted in accordance with the terms of this Agreement.

(g) Change of Name or Location of Records Files. The Borrower shall not (x) change its name or state of organization, move the location of its principal place of business and chief executive office, and the offices where it keeps the Records from the location referred to in Section 14.2 unless the Borrower has given at least thirty (30) days’ written notice to the Deal Agent and the Collateral Agent and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Collateral Agent, as agent for the Secured Parties, in the Collateral.

(h) Accounting of the Note Purchase Agreement. The Borrower will not account for or treat (whether in financial statements or otherwise) the transaction contemplated by the Note Purchase Agreement in any manner other than as specified in the Funding Notice delivered in accordance with Section 2.1(a)(i).

(i) ERISA Matters. The Borrower will not: (i) engage or permit any ERISA Affiliate to engage in any prohibited transaction for which an exemption is not available or has not previously been obtained from the United States Department of Labor; (ii) permit to exist any accumulated funding deficiency, as defined in Section 302(a) of ERISA and Section 412(a) of the Code, or funding deficiency with respect to any Benefit Plan other than a Multiemployer Plan; (iii) fail to make any payments to a Multiemployer Plan that the Borrower or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto; (iv) terminate any Benefit Plan so as to result in any liability; or (v) permit to exist any occurrence of any reportable event described in Title IV of ERISA.

(j) Note Purchase Agreement. The Borrower will not amend, modify, waive or terminate any provision of the Note Purchase Agreement without the agreement of the parties hereto. The Borrower will not take any action under the Note Purchase Agreement which would have a Material Adverse Effect.

(k) Changes in Payment Instructions to Obligors. The Borrower will not add or make any change, or permit any change to be made, in its instructions to the Underlying Indenture Trustee regarding payments to be made to Borrower in connection with the Underlying Class B Note, unless the Deal Agent shall have consented to such change in writing and has received duly executed copies of all documentation related thereto.

(l) [Reserved.]

(m) [Reserved.]

(n) No Assignments. The Borrower will not assign or delegate, or grant any interest in, or permit any Lien to exist upon, any of its rights, obligations or duties under this Agreement without the prior written consent of the Deal Agent.

(o) Special Purpose Entity. The Borrower has not and shall not:

(i) engage in any business or activity other than the purchase of the Underlying Class B Note from the Underlying Depositor under the Note Purchase Agreement, the pledge of Underlying Class B Note under the Transaction Documents and such other activities as are incidental thereto;

(ii) acquire or own any material assets other than (A) the Underlying Class B Note from the Underlying Depositor under the Note Purchase Agreement and (B) incidental property as may be necessary for the operation of the Borrower;

(iii) merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case first obtaining the Deal Agent’s consent;

(iv) fail to preserve its existence as an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, or without the prior written consent of the Deal Agent, amend, modify, terminate, fail to comply with the provisions of its Certificate of Trust, or fail to observe statutory trust formalities;

(v) own any Subsidiary or make any investment in any Person without the consent of the Deal Agent;

(vi) except as permitted hereunder, commingle its assets with the assets of any of its Affiliates, or of any other Person;

(vii) incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than indebtedness to the Lenders hereunder or in conjunction with a repayment of Aggregate Unpaids owed to the Lenders except for trade payables in the ordinary course of its business, provided that such debt is not evidenced by a note and paid when due;

(viii) become insolvent or fail to pay its debts and liabilities from its assets as the same shall become due;

(ix) fail to maintain its records, books of account and bank accounts separate and apart from those of its principal and Affiliates, and any other Person;

(x) enter into any contract or agreement with any of its principals or Affiliates or any other Person, except upon terms and conditions that are commercially reasonable and intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any principal or Affiliates;

(xi) seek its dissolution or winding up in whole or in part;

(xii) fail to correct any known misunderstandings regarding the separate identity of Borrower or Affiliate thereof or any other Person;

(xiii) guarantee, become obligated for, or hold itself out to be responsible for the debt of another Person;

(xiv) make any loan or advances to any third party, including Affiliate, or hold evidence of indebtedness issued by any other Person (other than cash and investment-grade securities);

(xv) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name in order not (A) to mislead others as to the identity with which such other party is transacting business, or (B) to suggest that it is responsible for the debts of any third party (including any of its Affiliates);

(xvi) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xvii) To the fullest extent permitted by law, file or consent to the filing or any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors;

(xviii) share any common logo with or hold itself out as or be considered as a department or division (other than for tax reporting purposes) of (A) any of its Affiliates or (B) any other Person;

(xix) permit any transfer (whether in any one or more transactions) of more than a 49% direct or indirect ownership interest in the Borrower, unless the Borrower delivers to the Deal Agent an acceptable non-consolidation opinion;

(xx) fail to maintain separate income statements and balance sheets, showing its assets and liabilities separate and apart from those of any other Person, or have its assets listed on the financial statement of any other Person;

(xxi) fail to pay its own liabilities and expenses only out of its own funds;

(xxii) fail to pay the salaries of its own employees in light of its contemplated business operations;

(xxiii) acquire the obligations or securities of its Affiliates or stockholders;

(xxiv) fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

(xxv) fail to use separate invoices and checks bearing its own name;

(xxvi) pledge its assets for the benefit of any other Person, other than with respect to payment of the indebtedness to the Lenders hereunder;

(xxvii) [Reserved];

(xxviii) [Reserved]; and

(xxix) take or refrain from taking, as applicable, each of the activities specified in the non-consolidation opinion of Dewey & LeBoeuf, delivered on or prior to the Funding Date, upon which the conclusions expressed therein are based.

Section 5.3. Covenant of the Borrower Relating to the Hedging Agreement. At all times during on and after the Funding until the Collection Date, a Hedging Agreement shall be in place.

Section 5.4. Reserved.

Section 5.5. Covenants of the Underlying Servicer and Underlying Depositor. The covenants and agreements of the Underlying Servicer set forth in the Underlying Transaction Documents are hereby incorporated by reference mutatis mutandis for the benefit of each the Collateral Agent, the Deal Agent and the Secured Parties and such covenants may be relied upon by each such Person.

In addition, from the date hereof until the Collection Date,

(a) Furnishing of Information and Inspection of Records. The Underlying Servicer will furnish to the Deal Agent and the Collateral Agent, from time to time, such information with respect to the collateral securing the Underlying Class B Note as either may reasonably request, including, without limitation, a computer file, microfiche list or other list identifying each loan and contract by pool number. The Underlying Servicer will, at any time and from time to time during regular business hours, upon reasonable written notice and not more than once per calendar year (unless an Amortization Event has occurred), permit the Deal Agent or the Collateral Agent, or its agents or representatives, to examine and make copies of and abstracts from all records, to visit the offices and properties of the Underlying Servicer for the purpose of examining such records, and to discuss matters relating to the loans or contracts or the Underlying Servicer’s performance under the Underlying Transaction Documents and under the Transaction Documents with any of the officers, directors, employees or (so long as a representative of AmeriCredit Corp. is in attendance) independent public accountants of the Underlying Servicer having knowledge of such matters; provided, however, that each of the Deal Agent and the Collateral Agent acknowledges that in exercising the rights and privileges conferred in this Section 5.5(a) it or its agents and representatives may, from time to time, obtain knowledge of information, practices, books, correspondence and records of a confidential nature and in which the Underlying Servicer has a proprietary interest. Each of the Deal Agent and the Collateral Agent agrees that all such information, practices, books, correspondence and records are to be regarded as confidential information and agrees that it shall retain in strict confidence and shall use its reasonable efforts to ensure that its agents and representatives retain in strict confidence, and will not disclose without the prior written consent of the Underlying Servicer , any such information, practices, books, correspondence and records furnished to them except that it may disclose such information: (i) to its officers, directors, employees, agents, counsel, accountants, auditors, affiliates, advisors or representatives (provided that such Persons are informed of the confidential nature of such information); (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through the Deal Agent, the Collateral Agent or its officers, directors, employees, agents, counsel, accountants, auditors, affiliates, advisors or representatives; (iii) to the extent such information was available to the Deal Agent or the Collateral Agent on a non-confidential basis prior to its disclosure hereunder; (iv) to the extent the Deal Agent or the Collateral Agent should be (A) required in connection with any legal or regulatory proceeding or (B) requested by any bank regulatory authority to disclose such information; (v) to the Liquidity Agent, any Liquidity Bank, or any other person providing liquidity to any Conduit Lender; or (vi) to any Lender or prospective assignee or Investor; provided, that the Collateral Agent shall notify such assignee of the confidentiality provisions of this Section 5.5(a).

(b) Monthly Report. No later than one (1) Business Day prior to each Payment Date, the Underlying Servicer shall deliver to the Deal Agent, each Hedge Counterparty and the Collateral Agent a report in substantially the form of Exhibit C attached hereto (the “Monthly Report”). The Monthly Report shall specify whether a Amortization Event or Unmatured Amortization Event has occurred since the prior Payment Date. Upon receipt of the Monthly Report, the Deal Agent and the Collateral Agent shall rely (and shall be fully protected in so relying) on the information contained therein for the purpose of making distributions and allocations as provided for herein. Each Monthly Report shall be certified by a Responsible Officer of the Underlying Servicer.

(c) Reports and Notices Received under Underlying Transaction Documents. Promptly after the receipt thereof, the Underlying Servicer shall provide to the Deal Agent and each Hedge Counterparty copies of all reports and notices received by or provided by any of the AmeriCredit Parties in connection with the Underlying Transaction Documents.

(d) Covenants of the Underlying Depositor. The covenants and agreements of the Underlying Depositor set forth in the Underlying Transaction Documents are hereby incorporated by reference mutatis mutandis for the benefit of each the Collateral Agent, the Deal Agent and the Secured Parties and such covenants may be relied upon by each such Person.

In addition, at any time when a Preliminary Prospectus or Prospectus relating to the Class B Notes is required to be delivered under the Securities Act (or required to be delivered but for Rule 172 under the Securities Act), if (A) any event occurs or has occurred since the Underlying Closing Date as a result of which the Offering Document as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (B) it is necessary at any time to amend or supplement the Prospectus to comply with the Securities Act or the rules and regulations under the Securities Act, then (i) prior to the occurrence of an Amortization Event, upon the reasonable request of the Deal Agent (but not more often than twice in any calendar year) or (ii) on or after the occurrence of an Amortization Event, upon the occurrence of the circumstances described in (A) or (B) of this paragraph, the Underlying Depositor will promptly prepare or cause to be prepared (I) and (subject to review and consent by the Deal Agent) file with the Securities and Exchange Commission, an amendment or supplement that will correct such statement or omission or an amendment that will effect such compliance or (II) in the event the Deal Agent contemplates that the Underlying Class B Note may be sold in a private transaction, an offering memorandum (subject to review and comment by the Deal Agent) with respect to such Underlying Class B Note, together with all monthly reports since the Underlying Closing Date to the holders of the Underlying Class B Note. In addition, the Underlying Depositor agrees that it shall take any and all actions as the Deal Agent deems necessary in order for any sale of the Underlying Class B Note to be made in accordance with applicable law.

ARTICLE VI

ACCOUNTS

Section 6.1. Establishment of the Accounts.

(a) Establishment of the Collection Account. The Underlying Servicer, on behalf of the Borrower, shall establish, on or before the Closing Date, and maintain in the name of the Collateral Agent as agent for the Secured Parties, with an office or branch of a depository institution or trust company a segregated corporate trust account entitled “Collection Account for Wells Fargo Bank, National Association, as agent for the Secured Parties” (the “Collection Account”), over which the Collateral Agent as agent for the Secured Parties shall have sole dominion and control and from which neither the Borrower nor the Underlying Servicer shall have any right of withdrawal; provided, however, that at all times such depository institution or trust company shall be a depository institution organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i) (A) that has either (1) a long-term unsecured debt rating of AA- or better by S&P and Aa3 or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of A-1 or better by S&P or P-1 or better by Moody’s, (B) the parent corporation which has either (1) a long-term unsecured debt rating of AA- or better by S&P and Aa3 or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of A-1 or better by S&P and P-1 or better by Moody’s or (C) is otherwise acceptable to the Deal Agent and (ii) whose deposits are insured by the Federal Deposit Insurance Corporation (any such depository institution or trust company, a “Qualified Institution”).

(b) [Reserved.]

(c) Eligible Investments. The Underlying Class B Note shall be credited to the Collection Account. Funds on deposit in the Collection Account shall be invested in Eligible Investments by or at the written direction of the Underlying Servicer, on behalf of the Borrower, provided that if an Amortization Event or Unmatured Amortization Event shall have occurred, such investments shall be made as directed by the Collateral Agent. Any such written directions shall specify the particular investment to be made and shall certify that such investment is an Eligible Investment and is permitted to be made under this Agreement. Funds on deposit in the Collection Account shall be invested in Eligible Investments that will mature so that such funds will be available no later than the Business Day prior to the next Payment Date. No Eligible Investment may be liquidated or disposed of prior to its maturity. All proceeds of any Eligible Investment shall be deposited in the Collection Account. Investments may be made in either account on any date (provided such investments mature in accordance herewith), only after giving effect to deposits to and withdrawals from such account on such date. Realized losses, if any, on amounts invested in Eligible Investments shall be charged against investment earnings on amounts on deposit in the Collection Account

Section 6.2. Control of Securities Account; The Securities Intermediary.

(a) Wells Fargo Bank, National Association agrees to act as Securities Intermediary hereunder and the Securities Intermediary represents, warrants and covenants as follows:

(i) With respect to any of the Collateral that is a book-entry security, such Collateral has been credited to the Collateral Agent’s securities account by accurate book entry.

(ii) The Securities Intermediary will comply with all “Entitlement Orders” (as such term is defined in Section 8-102 of the UCC) of the Collateral Agent, without further consent of the Borrower, and shall not accept Entitlement Orders from any other person except as authorized by the Collateral Agent.

(iii) The Securities Intermediary has received no notice of, and has no knowledge of any “adverse claim” (as such term is defined in the UCC) as to the Collateral.

(iv) The Securities Intermediary waives any lien, claim or encumbrance in favor of the Securities Intermediary in the Collateral.

(v) The Securities Intermediary is a “securities intermediary” as such term is defined in Section 8-102(a)(14) of the UCC and in the ordinary course of its business maintains “securities accounts” for others, as such terms are used in Section 8-501 of the UCC.

(vi) The Securities Intermediary is not a “clearing corporation,” as such term is defined in Section 8-102(a)(5) of the UCC.

(b) Any securities intermediary hereunder shall be, and the Securities Intermediary hereby represents and warrants that it is as of the date hereof and shall be, for so long as it is the Securities Intermediary hereunder, a corporation or national banking association that in the ordinary course of its business maintains securities accounts for others and is acting in that capacity hereunder. Any securities intermediary hereunder shall, and the Securities Intermediary does, agree with the parties hereto that each Account shall be an account to which financial assets may be credited and undertake to treat the Collateral Agent as entitled to exercise rights that comprise such financial assets. Any securities intermediary hereunder shall, and the Securities Intermediary does, agree with the parties hereto that each item of property credited to each Account shall be treated as a “financial asset” as defined in Section 8-102 of the UCC. Any securities intermediary hereunder shall, and the Securities Intermediary does, acknowledge that the “securities intermediary’s jurisdiction” as defined in the UCC of the Securities Intermediary with respect to the Collateral, shall be the State of New York. Any securities intermediary hereunder shall, and the Securities Intermediary does, represent and covenant that it is not and will not be (as long as it is the Securities Intermediary hereunder) a party to any agreement in respect of the Collateral that is inconsistent with the provisions of this Agreement. Any securities intermediary hereunder shall, and the Securities Intermediary does, covenant that it will not take action inconsistent with the provisions of this Agreement applicable to it. Any securities intermediary hereunder shall, and the Securities Intermediary does, agree that any item of property credited to the Collection Account shall not be subject to any security interest, lien, or right of setoff in favor of it or anyone claiming through it (other than the Indenture Trustee).

(c) It is the intent of the parties hereto that the Collection Account shall be a securities account as to which the Collateral Agent and not the Borrower is the “entitlement holder” (within the meaning of Section 8-102(a)(7) of the UCC). Nonetheless, (i) any securities intermediary hereunder shall agree to comply with entitlement orders originated by the Collateral Agent without further consent by the Borrower, and (ii) the Securities Intermediary agrees that so long as it is the Securities Intermediary hereunder, it will comply with entitlement orders originated by the Collateral Agent without further consent by the Borrower. Any securities intermediary hereunder shall covenant that it will not agree with any person or entity other than the Collateral Agent that it will comply with entitlement orders originated by such person or entity, and the Securities Intermediary hereby covenants that it will not agree with any person or entity other than the Collateral Agent that it will comply with entitlement orders originated by such person or entity.

(d) Nothing herein shall imply or impose upon the Securities Intermediary any duty or obligations other than those expressly set forth herein and those applicable to a securities intermediary under the UCC (and the Securities Intermediary shall be entitled to all of the protections available to a securities intermediary under the UCC). Without limiting the foregoing, nothing herein shall imply or impose upon the Securities Intermediary any duties of a fiduciary nature.

(e) The Securities Intermediary may at any time resign by notice to the Collateral Agent and may at any time be removed by notice from the Collateral Agent; provided, however,

that it shall be the responsibility of the Collateral Agent to appoint a successor securities intermediary and to cause the Collection Account to be established and maintained with such successor securities intermediary in accordance with the terms hereof; and the responsibilities and duties of the retiring Securities Intermediary hereunder shall remain in effect until all of the Collateral credited to the Collection Account held by such retiring Securities Intermediary have been transferred to such successor. Any corporation into which the Securities Intermediary may be merged or converted or with which it may be consolidated, or any corporation resulting from such merger, consolidation or conversion to which the Securities Intermediary shall be a party, shall be the successor of the Securities Intermediary hereunder, without the execution or filing of any further act on the part of the parties hereto or such securities intermediary or such successor corporation.

ARTICLE VII

[Reserved]

ARTICLE VIII

[Reserved]

ARTICLE IX

SECURITY INTEREST

Section 9.1. Security Agreement. (a) The parties hereto intend that this Agreement constitute a security agreement and the transactions effected hereby constitute secured loans by the Lenders to the Borrower under Applicable Law.

(b) The Borrower hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral and Proceeds thereof, which may include a description of the Collateral and Proceeds thereof as “all assets” of the Borrower, without the signature of the Borrower where permitted by law. A photographic or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

Section 9.2. Release of Lien. On the Collection Date, the Deal Agent as agent for the Lenders will, to the extent requested by the Underlying Depositor, release its interest in the Collateral. The Deal Agent as agent for the Lenders will, at the sole expense of the Underlying Depositor, execute and deliver to the Underlying Depositor any assignments, termination statements and any other releases and instruments as the Underlying Depositor may reasonably request in order to effect such release and transfer; provided, that the Deal Agent as agent for the Lenders will make no representation or warranty, express or implied, with respect to any such Collateral in connection with such sale or transfer and assignment.

Section 9.3. Further Assurances. The provisions of Section 14.12 shall apply to the security interest granted under Section 2.2(a) as well as to the Advance hereunder.

Section 9.4. Remedies. Upon the occurrence of an Amortization Event, the Deal Agent, the Collateral Agent and Secured Parties shall have, with respect to the Collateral granted pursuant to Section 2.2(a), and in addition to all other rights and remedies available to the Deal

Agent, the Collateral Agent and Secured Parties under this Agreement or other Applicable Law, all rights and remedies of a secured party upon default under the UCC. Without limiting the foregoing, upon the occurrence of an Amortization Event, the Deal Agent may and shall, at the direction of the Required Investors, do one or more of the following:

(a) [Reserved];

(b) institute proceedings from time to time for the complete or partial foreclosure of this Agreement with respect to the Collateral;

(c) exercise any remedies of a secured party under the UCC and take any other appropriate action to protect and enforce the rights and remedies of the Lenders and the Hedge Counterparty; and

(d) direct the Collateral Agent to sell the Collateral or any portion thereof or rights or interest therein, at one or more public or private sales called and conducted in any manner permitted by law; provided, however, that the Deal Agent may not sell or otherwise liquidate the Collateral following an Amortization Event unless the Required Investors consent thereto.

Any Proceeds collected in the exercise of these remedies, net of any costs or expenses incurred in connection with the collection thereof, shall be collected and applied in accordance with Section 2.7.

Section 9.5. Waiver of Certain Laws. Each of the AmeriCredit Parties agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where all or any portion of the Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of all any portion of the Collateral, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each of the AmeriCredit Parties, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral marshaled upon any such sale, and agrees that the Deal Agent, the Collateral Agent or any court having jurisdiction to foreclosure the security interests granted in this Agreement may sell the Collateral as an entirety or in such parcels as the Deal Agent, the Collateral Agent or such court may determine.

Section 9.6. Power of Attorney. Each of the AmeriCredit Parties hereby irrevocably appoints the Deal Agent and the Collateral Agent its true and lawful attorney (with full power of substitution) in its name, place and stead and at is expense, in connection with the enforcement of the rights and remedies provided for in this Agreement, including without limitation the following powers: (a) to give any necessary receipts or acquittance for amounts collected or received hereunder, (b) to make all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant hereto, (c) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the AmeriCredit Parties hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, and (d) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document or Hedging Agreement. Nevertheless, if so requested by the Deal Agent, the Collateral Agent or a purchaser of the Collateral, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Deal Agent, the Collateral Agent or such purchaser all proper bills of sale, assignments, releases and other instruments as may be designated in any such request

Section 9.7. Disposition of Collateral upon Liquidity Event. At any time on or following the occurrence of a Liquidity Event, the Deal Agent may, at the direction of the Lenders, identify a Person (a “Buyer”) who is willing to purchase the Underlying Class B Note and may direct the Borrower to sell the Underlying Class B Note to the Buyer on the terms and conditions agreed upon by the Deal Agent and the Buyer. Any proceeds from such sale to a Buyer shall be deposited to the Collection Account for application in accordance with Section 2.7; provided, that notwithstanding anything to the contrary contained herein, (i) the Deal Agent may not direct the Borrower to sell the Underlying Class B Note to a Buyer unless the proceeds from such sale are at least equal to 5.0% of the Underlying Class B Note Principal Balance as of the date of such sale and (ii) the Borrower shall retain or be entitled to receive proceeds from the sale of the Underlying Class B Note equal to 5.0% of the Underlying Class B Note Principal Balance as of the date of such sale, which amounts shall not constitute Collateral, shall not be subject to the security interest granted pursuant to this Agreement and shall be available for disposition by the Borrower without regard to Section 2.7 or any other Section of this Agreement.

ARTICLE X

AMORTIZATION EVENTS

Section 10.1. Amortization Events. The following events shall be amortization events (“Amortization Events”) hereunder:

(a) A Underlying Event of Default occurs and is continuing; or

(b) the Amortization Date shall have occurred; or

(c) (i) failure on the part of any of the AmeriCredit Parties to make any payment or deposit in respect of interest for two (2) Business Days or in respect of principal for two (2) Business Day as such amount is required by the terms of any Transaction Document on the day such payment or deposit is required to be made;

(ii) failure on the part of any of the AmeriCredit Parties to observe or perform any of its covenants or agreements set forth in any Transaction Document or any of the other Transaction Documents and such failure continues unremedied for more than thirty (30) Business Days after written notice to such Person;

(d) any representation or warranty made or deemed to be made by any of the AmeriCredit Parties under or in connection with this Agreement, any of the other Transaction Documents or any information required to be given by the AmeriCredit Parties to the Deal Agent, shall prove to have been false or incorrect in any material respect when made, deemed made or delivered and the circumstance or condition in respect of which such misrepresentation or warranty was incorrect shall not have been eliminated or otherwise cured within thirty (30) Business Days after written notice to such Person; or

(e) the occurrence of an Insolvency Event relating to any of the AmeriCredit Parties or AmeriCredit Corp.; or

(f) the Borrower shall become an “investment company” within the meaning of the Investment Company Act of 1940, as amended or the arrangements contemplated by the Transaction Document shall require registration as an “investment company” within the meaning of the 40 Act; or

(g) a regulatory, tax or accounting body has ordered that the activities of the Borrower or any Affiliate of the Borrower, contemplated hereby be terminated or, as a result of any other event or circumstance, the activities of the Borrower contemplated hereby may reasonably be expected to cause the Borrower or any of its respective Affiliates to suffer materially adverse regulatory, accounting or tax consequences; or

(h) there shall exist a Material Adverse Effect; or

(i) the Borrower, the Underlying Issuer, the Underlying Depositor or the Underlying Servicer shall enter into any merger, consolidation or conveyance transaction, unless in the case of the Underlying Servicer, the Underlying Servicer, as applicable, is the surviving entity; or

(j) the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower or the Underlying Issuer or the Underlying Depositor and such lien shall not have been released within five (5) Business Days, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower or any other AmeriCredit Party and such lien shall not have been released within five (5) Business Days; or

(k) the Collateral Agent, as agent for the secured parties, shall fail for any reason to have a first priority perfected security interest in the Collateral; or

(l) any Change-in-Control shall occur with respect to AmeriCredit Corp.; or

(m) (i) any Transaction Document, or any lien or security interest granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the respective AmeriCredit Party, (ii) any of the AmeriCredit Parties shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability or (iii) any security interest securing any obligation under any Transaction Document shall, in whole or in part, cease to be a perfected first priority security interest; or

(n) any Hedging Agreement shall, in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the respective parties and such Hedging Agreement has not be replaced by a replacement Hedging Agreement within thirty (30) days; or

(o) the failure on any Payment Date of (a) the Underlying Pool Balance to exceed (b) the sum of (i) outstanding principal balance of the Class A Notes issued under the Underlying Indenture and (ii) the Capital.

Section 10.2. Amortization Date.

(a) Upon the occurrence of an Amortization Event (other than an Amortization Event described in Section 10.1(e), the Deal Agent shall, at the request, or may with the consent, of the Lenders, by notice to the Borrower declare the Amortization Date to have occurred, without demand, protest or future notice of any kind, all of which are hereby expressly waived by the Borrower, and, upon such declaration, all Capital and all other amounts owing by the Borrower under this Agreement shall become immediately due and payable in accordance with the remedies set forth in Section 9.4.

(b) Notwithstanding anything to the contrary in Section 10.2(a), upon the occurrence of an Amortization Event described in Section 10.1(e), the Amortization Date shall automatically occur.

(c) Upon any Amortization Date pursuant to this Section 10.2: if a Conduit Lender is the Lender, such Conduit Lender shall assign its interest in the Note and the Capital to the related Investors and such Investors shall accept such assignment without any further action.

ARTICLE XI

INDEMNIFICATION

Section 11.1. Indemnities by the Borrower.

(a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify the Deal Agent, the Collateral Agent, the Liquidity Agent, the Secured Parties, and each of their respective Affiliates and officers, directors, employees and agents thereof (collectively, the “Indemnified Parties”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including attorneys’ fees and disbursements (all of the foregoing being collectively referred to as the “Indemnified Amounts”) awarded against or incurred by such Indemnified Party or other non-monetary damages of any such Indemnified Party any of them arising out of or as a result of this Agreement or the financing or maintenance of the Capital or in respect of any of the Collateral, excluding, however, (a) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party or (b) Indemnified Amounts that have the effect of recourse for non-payment of the Underlying Class B Note (except as otherwise specifically provided in this Agreement). If the Borrower has made any indemnity payment pursuant to this Section 11.1 and such payment fully indemnified the recipient thereof and the recipient thereafter collects any payments from others in respect of such Indemnified Amounts then, the recipient shall repay to the Borrower an amount equal to the amount it has collected from others in respect of such indemnified amounts. Without limiting the foregoing, the Borrower shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:

(i) reliance on any representation or warranty made or deemed made by the Borrower or any of its officers under or in connection with this Agreement, which shall have been false or incorrect in any material respect when made or deemed made or delivered;

(ii) the failure by the Borrower to comply with any term, provision or covenant contained in this Agreement or any agreement executed in connection with this Agreement, or with any Applicable Law;

(iii) the failure to vest and maintain vested in the Collateral Agent for the Secured Parties a first priority perfected security interest in the Collateral, together with all Collections, free and clear of any Lien whether existing at the time of the Funding or at any time thereafter;

(iv) the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to the Collateral, whether at the time of the Funding or at any subsequent time;

(v) any failure of the Borrower to perform its duties or obligations in accordance with the provisions of this Agreement or under any other Transaction Document;

(vi) the failure by Borrower to pay when due any Taxes for which the Borrower is liable, including without limitation, sales, excise or personal property taxes payable in connection with the Collateral;

(vii) any repayment by the Deal Agent, the Liquidity Agent or a Secured Party of any amount previously distributed in reduction of Capital or payment of Yield or any other amount due hereunder or under any Hedging Agreement, in each case which amount the Deal Agent, the Liquidity Agent or a Secured Party believes in good faith is required to be repaid;

(viii) the commingling of Collections of the Collateral at any time with other funds;

(ix) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of the Funding or the funding of or maintenance of Capital or in respect of any Collateral;

(x) any failure by the Borrower to give reasonably equivalent value to the Underlying Depositor in consideration for the sale by the Underlying Depositor to the Borrower of the Underlying Class B Note or any portion thereof or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code;

(xi) the use of the Proceeds of the Funding in a manner other than as provided in this Agreement; or

(xii) the failure of the Borrower or any of its agents or representatives to remit to the Underlying Servicer, the Deal Agent, the Collateral Agent Collections of the Collateral remitted to the Borrower or any such agent or representative.

(b) Any amounts subject to the indemnification provisions of this Section 11.1 shall be paid by the Borrower to the Collateral Agent on the next Payment Date pursuant to Section 2.7 following the Collateral Agent’s demand therefor.

(c) The obligations of the Borrower under this Section 11.1 shall survive the resignation or removal of the Deal Agent, the Collateral Agent, Liquidity Agent or the termination of this Agreement.

Section 11.2. Indemnities by the AmeriCredit Parties. Without limiting any other rights that any such Person may have hereunder or under Applicable Law, each of the Underlying Depositor and the Underlying Servicer hereby agrees to indemnify each Indemnified Party, forthwith on demand, from and against any and all Indemnified Amounts awarded against or incurred by any such Indemnified Party by reason of any acts, omissions or alleged acts or omissions of it, including, but not limited to: (i) any representation or warranty made by it under or in connection with any Transaction Document, any Underlying Monthly Report, any Monthly Report or any other information or report delivered by or on behalf of it pursuant hereto, which shall have been false, incorrect or misleading in any material respect when made or deemed made; (ii) the failure by such Person to comply with any Applicable Law; (iii) the failure by such Person to comply with its duties or obligations in accordance with the Agreement or any other Transaction Document to which it is a party; (iv) any litigation, proceedings or investigation against the such Person; (v) the commingling of Collections at any time with other funds; (vi) the failure of such Person or any of its agents or representatives to remit to the Collection Account, Deal Agent or Collateral Agent any Collections or Proceeds of the Collateral, or (vi) any untrue statement or alleged untrue statement of a material fact contained in the Offering Document (or any preliminary version thereof or information provided in addition thereto, to the extent not corrected in the Offering Document as delivered or any subsequently provided additional information consistent therewith), or any omission or alleged omission to state in the Offering Document (or any preliminary version thereof or information provided in addition thereto, to the extent not corrected in the Offering Document as delivered or any subsequently provided additional information consistent therewith) a material fact required to be stated in the Offering Document (or any preliminary version thereof or information provided in addition thereto, to the extent not corrected in the Offering Document as delivered or any subsequently provided additional information consistent therewith) or necessary to make the statements in the Offering Document (or any preliminary version thereof or information provided in addition thereto, to the extent not corrected in the Offering Document as delivered or any subsequently provided additional information consistent therewith), in the light of the circumstances under which they were made, not misleading. The provisions of this indemnity shall run directly to and be enforceable by an injured party subject to the limitations hereof.

(a) Any amounts subject to the indemnification provisions of this Section 11.2 shall be paid by the applicable AmeriCredit Party to the Collateral Agent within five (5) Business Days following the Collateral Agent’s demand therefor.

(b) The obligations of the Underlying Depositor and the Underlying Servicer under this Section 11.2 shall survive the resignation or removal of the Deal Agent, the Collateral Agent or the Liquidity Agent and the termination of this Agreement.

(c) Any indemnification pursuant to this Section 11.2 shall not be payable from the Collateral.

Section 11.3. After-Tax Basis. Indemnification under Sections 11.1 and 11.2 shall be in an amount necessary to make the Indemnified Party whole after taking into account any tax consequences to the Indemnified Party of the receipt of the indemnity provided hereunder, including the effect of such tax or refund on the amount of tax measured by net income or profits that is or was payable by the Indemnified Party.

ARTICLE XII

THE DEAL AGENT AND THE LIQUIDITY AGENT

Section 12.1. Authorization and Action.

(a) Each Secured Party hereby designates and appoints WCM as Deal Agent hereunder, and authorizes the Deal Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Deal Agent by the terms of this Agreement together with such powers as are reasonably incidental thereto. The Deal Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Deal Agent shall be read into this Agreement or otherwise exist for the Deal Agent. In performing its functions and duties hereunder, the Deal Agent shall act solely as agent for the Secured Parties and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or any of its successors or assigns. The Deal Agent shall not be required to take any action that exposes the Deal Agent to personal liability or that is contrary to this Agreement or Applicable Law. The appointment and authority of the Deal Agent hereunder shall terminate upon the indefeasible payment in full of the Aggregate Unpaids.

(b) In the event that a Conduit Lender becomes party hereto pursuant to a Joinder, each Investor shall collectively designate and appoint a single entity to perform the functions of Liquidity Agent hereunder, and authorize such party to take such actions as agent on its behalf and to exercise such powers as are delegated to the Liquidity Agent by the terms of this Agreement together with such powers as are reasonably incidental thereto. Such Liquidity Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Investor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Liquidity Agent shall be read into this Agreement or otherwise exist for the Liquidity Agent. In performing its functions and duties hereunder, the Liquidity Agent shall act solely as agent for the Investors and shall not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or any of its successors or assigns. The Liquidity Agent shall not be required to take any action that exposes the Liquidity Agent to personal liability or that is contrary to this Agreement or Applicable Law. The appointment and authority of the Liquidity Agent hereunder shall terminate upon the indefeasible payment in full of the Aggregate Unpaids.

(c) Each Secured Party hereby designates and appoints Wells Fargo Bank, National Association as Collateral Agent hereunder, and authorizes the Collateral Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms of this Agreement together with such powers as are reasonably incidental thereto. The Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Collateral Agent shall be read into this Agreement or otherwise exist for the Collateral Agent. In performing its functions and duties hereunder, the Collateral Agent shall act solely as agent for the Secured Parties and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or any of its successors or assigns. The Collateral

Agent shall not be required to take any action that exposes the Collateral Agent to personal liability or that is contrary to this Agreement or Applicable Law. The appointment and authority of the Collateral Agent hereunder shall terminate upon the indefeasible payment in full of the Aggregate Unpaids.

Section 12.2. Delegation of Duties.

(a) The Deal Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Deal Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

(b) The Liquidity Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Liquidity Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

(c) The Collateral Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Collateral Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 12.3. Exculpatory Provisions.

(a) Neither the Deal Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement (except for its, their or such Person’s own gross negligence or willful misconduct or, in the case of the Deal Agent, the breach of its obligations expressly set forth in this Agreement), or (ii) responsible in any manner to any of the Secured Parties for any recitals, statements, representations or warranties made by the Borrower contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of the Borrower to perform its obligations hereunder, or for the satisfaction of any condition specified in Article III. The Deal Agent shall not be under any obligation to any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower. The Deal Agent shall not be deemed to have knowledge of any Unmatured Amortization Event, Amortization Event or Servicer Termination Event unless the Deal Agent has received notice from the Borrower or a Secured Party.

(b) Neither the Liquidity Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement (except for its, their or such Person’s own gross negligence or willful misconduct or, in the case of the Liquidity Agent, the breach of its obligations expressly set forth in this Agreement), or (ii) responsible in any manner to the Deal Agent or any of the

Secured Parties for any recitals, statements, representations or warranties made by the Borrower contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of the Borrower to perform its obligations hereunder, or for the satisfaction of any condition specified in Article III. The Liquidity Agent shall not be under any obligation to the Deal Agent or any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower. The Liquidity Agent shall not be deemed to have knowledge of any Unmatured Amortization Event, Amortization Event unless the Liquidity Agent has received notice from the Borrower, the Deal Agent or a Secured Party.

(c) Neither the Collateral Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement (except for its, their or such Person’s own gross negligence or willful misconduct or, in the case of the Collateral Agent, the breach of its obligations expressly set forth in this Agreement), or (ii) responsible in any manner to any of the Secured Parties for any recitals, statements, representations or warranties made by the Borrower contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of the Borrower to perform its obligations hereunder, or for the satisfaction of any condition specified in Article III. The Collateral Agent shall not be under any obligation to any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower. The Collateral Agent shall not be deemed to have knowledge of any Unmatured Amortization Event, Amortization Event or Servicer Termination Event unless the Collateral Agent has received notice from the Borrower or a Secured Party.

Section 12.4. Reliance.

(a) The Deal Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Deal Agent. The Deal Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of Wachovia or the Required Investors or all of the Secured Parties, as applicable, as it deems appropriate or it shall first be indemnified to its satisfaction by the Secured Parties, provided that unless and until the Deal Agent shall have received such advice, the Deal Agent may take or refrain from taking any action, as the Deal Agent shall deem advisable and in the best interests of the Secured Parties. The Deal Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of Wachovia or the Required Investors or all of the Secured Parties, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Secured Parties.

(b) The Liquidity Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Liquidity Agent. The Liquidity Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of Required Investors as it deems appropriate or it shall first be indemnified to its satisfaction by the Investors, provided that unless and until the Liquidity Agent shall have received such advice, the Liquidity Agent may take or refrain from taking any action, as the Liquidity Agent shall deem advisable and in the best interests of the Investors. The Liquidity Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the Required Investors and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Investors.

(c) The Collateral Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Collateral Agent. The Collateral Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of Wachovia or the Required Investors or all of the Secured Parties, as applicable, as it deems appropriate or it shall first be indemnified to its satisfaction by the Secured Parties, provided that unless and until the Collateral Agent shall have received such advice, the Collateral Agent may take or refrain from taking any action, as the Collateral Agent shall deem advisable and in the best interests of the Secured Parties. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of Wachovia or the Required Investors or all of the Secured Parties, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Secured Parties.

Section 12.5. Non-Reliance on Deal Agent, Liquidity Agent, Collateral Agent and Other Lenders. Each Secured Party expressly acknowledges that neither the Deal Agent, the Liquidity Agent, the Collateral Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Deal Agent, the Liquidity Agent or the Collateral Agent hereafter taken, including, without limitation, any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Deal Agent, the Liquidity Agent or the Collateral Agent. Each Secured Party represents and warrants to the Deal Agent, the Liquidity Agent and the Collateral Agent that it has and will, independently and without reliance upon the Deal Agent, the Liquidity Agent, the Collateral Agent or any other Secured Party and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower and made its own decision to enter into this Agreement or Hedging Agreement, as the case may be.

Section 12.6. Reimbursement and Indemnification. The Investors agree to reimburse and indemnify the Deal Agent, the Liquidity Agent, the Collateral Agent and each of their respective officers, directors, employees, representatives and agents ratably according to their pro rata shares, to the extent not paid or reimbursed by the Borrower (i) for any amounts for which the Liquidity Agent, acting in its capacity as Liquidity Agent, the Deal Agent, acting in its capacity as Deal Agent, or the Collateral Agent, acting in its capacity as Collateral Agent is entitled to reimbursement by the Borrower hereunder and (ii) for any other expenses incurred by the Liquidity Agent, acting in its capacity as Liquidity Agent, the Deal Agent, in its capacity as Deal Agent or the Collateral Agent, acting in its capacity as Collateral Agent and acting on behalf of the Secured Parties, in connection with the administration and enforcement of this Agreement.

Section 12.7. Deal Agent, Liquidity Agent and Collateral Agent in their Individual Capacities. The Deal Agent, the Liquidity Agent, the Collateral Agent and each of their respective Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as though the Deal Agent, the Liquidity Agent or the Collateral Agent, as the case may be, were not the Deal Agent, the Liquidity Agent or the Collateral Agent, as the case may be, hereunder. With respect to the Funding pursuant to this Agreement, the Deal Agent, the Liquidity Agent, the Collateral Agent and each of their respective Affiliates shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Deal Agent, the Liquidity Agent or the Collateral Agent, as the case may be, and the terms “Investor,” “Lender,” “Investors” and “Lenders” shall include the Deal Agent, the Collateral Agent or the Liquidity Agent, as the case may be, in its individual capacity.

Section 12.8. Successor Deal Agent, Liquidity Agent or Collateral Agent.

(a) The Deal Agent may, upon 5 days’ notice to the Borrower and the Secured Parties, and the Deal Agent will, upon the direction of Wachovia resign as Deal Agent. If the Deal Agent shall resign, then Wachovia during such 5-day period shall appoint a successor agent. If for any reason no successor Deal Agent is appointed by Wachovia during such 5-day period, then effective upon the expiration of such 5-day period, the Secured Parties shall perform all of the duties of the Deal Agent hereunder and the Borrower shall make all payments in respect of the Aggregate Unpaids or under any fee letter delivered in connection herewith directly to the applicable Secured Party and for all purposes shall deal directly with each Secured Party. After any retiring Deal Agent’s resignation hereunder as Deal Agent, the provisions of Article XI and Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Deal Agent under this Agreement.

(b) The Liquidity Agent may, upon 5 days’ notice to the Borrower, the Deal Agent and the Investors, and the Liquidity Agent will, upon the direction of all of the Investors (other than the Liquidity Agent, in its individual capacity) resign as Liquidity Agent. If the Liquidity Agent shall resign, then the Required Investors during such 5-day period shall appoint from among the Investors a successor Liquidity Agent. If for any reason no successor Liquidity Agent is appointed by the Required Investors during such 5-day period, then effective upon the expiration of such 5-day period, the Investors shall perform all of the duties of the Liquidity Agent hereunder and all payments in respect of the Aggregate Unpaids. After any retiring Liquidity Agent’s resignation hereunder as Liquidity Agent, the provisions of Article XI and Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Liquidity Agent under this Agreement.

(c) The Collateral Agent may, upon 5 days’ notice to the Borrower and the Secured Parties, and the Collateral Agent will, upon the direction of all of the Secured Parties resign as Collateral Agent. If the Collateral Agent shall resign, then the Secured Parties, during such 5-day period shall appoint a successor agent. If for any reason no successor Collateral Agent is appointed by the Secured Parties during such 5-day period, then effective upon the expiration of such 5-day period, the Secured Parties shall perform all of the duties of the Collateral Agent hereunder and the Borrower shall make all payments in respect of the Aggregate Unpaids or under any fee letter delivered in connection herewith directly to the applicable Secured Party and for all purposes shall deal directly with each Secured Party. After any retiring Collateral Agent’s resignation hereunder as Collateral Agent, the provisions of Article XI and Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement.

ARTICLE XIII

ASSIGNMENTS; PARTICIPATIONS

Section 13.1. Assignments and Participations.

(a) Each Investor may upon at least 30 days’ notice to the related Conduit Lender, the Deal Agent, the Collateral Agent, the Liquidity Agent and S&P and Moody’s, assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement; provided, however, that (i) each such assignment shall be of a constant, and not a varying percentage of all of the assigning Investor’s rights and obligations under this Agreement; (ii) the amount of the Commitment of the assigning Investor being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than the lesser of (A) $15,000,000 or an integral multiple of $1,000,000 in excess of that amount and (B) the full amount of the assigning Investor’s Commitment; (iii) each such assignment shall be to an Eligible Assignee; (iv) the parties to each such assignment shall execute and deliver to the Deal Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500 or such lesser amount as shall be approved by the Deal Agent; (v) the parties to each such assignment shall have agreed to reimburse the Deal Agent, the Liquidity Agent, the Collateral Agent and the Lenders for all fees, costs and expenses (including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for each of the Deal Agent, the Liquidity Agent and the Lenders) incurred by the Deal Agent, the Liquidity Agent, the Collateral Agent and the Lenders, respectively, in connection with such assignment; and (vi) there shall be no increased costs, expenses or taxes incurred by the Deal Agent, the Liquidity Agent, the Collateral Agent or the Lenders upon such assignment or participation, and provided further that upon the effective date of such assignment the provisions of Section 3.03(f) of the Administration Agreement shall be satisfied. Upon such execution, delivery and acceptance by the Deal Agent, the Collateral Agent and the Liquidity Agent and the recording by the Deal Agent, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be the date of acceptance thereof by the Deal Agent, the Collateral Agent and the Liquidity Agent, unless a later date is specified therein, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of an Investor hereunder and (ii) the Investor assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Investor’s rights and obligations under this Agreement, such Investor shall cease to be a party hereto).

(b) By executing and delivering an Assignment and Acceptance, the Investor assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Investor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Investor makes no representation or warranty and assumes no responsibility with respect to the financial condition of Wachovia or the performance or observance by Wachovia of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of such financial statements and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Deal Agent, the Collateral Agent or the Liquidity Agent, such assigning Investor or any other Investor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assigning Investor and such assignee confirm that such assignee is an Eligible Assignee; (vi) such assignee appoints and authorizes each of the Deal Agent, the Collateral Agent and the Liquidity Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as an Investor.

(c) The Deal Agent shall maintain at its address referred to herein a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Investors and the Commitment of, and the Capital of the Funding (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Lenders, the Borrower and the Investors may treat each Person whose name is recorded in the Register as an Investor hereunder for all purposes of this Agreement. The Register shall be available for inspection by each Lender, the Liquidity Agent or any Investor at any reasonable time and from time to time upon reasonable prior notice.

(d) Subject to the provisions of Section 13.1(a), upon its receipt of an Assignment and Acceptance executed by an assigning Investor and an assignee, the Deal Agent, the Collateral Agent and the Liquidity Agent shall each, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit D hereto, accept such Assignment and Acceptance, and the Deal Agent shall then (i) record the information contained therein in the Register and (ii) give prompt notice thereof to each Lender.

(e) Each Investor may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and its portion of the Funding and related Collateral); provided, however, that (i) such Investor’s obligations under this Agreement (including, without limitation, its Commitment hereunder) shall remain unchanged; (ii) such Investor shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Deal Agent and the other Investors shall continue to deal solely and directly with such Investor in connection with such Investor’s rights and obligations under this Agreement; and, provided, further, that the Deal Agent shall have confirmed that upon the effective date of such participation the provisions of Section 3.03(f) of the Administration Agreement shall be satisfied. Notwithstanding anything herein to the contrary, each participant shall have the rights of an Investor (including any right to receive payment) under Sections 2.13 and 2.14; provided, however, that no participant shall be entitled to receive payment under either such Section in excess of the amount that would have been payable under such Section by the Borrower to the Investor granting its participation had such participation not been granted, and no Investor granting a participation shall be entitled to receive payment under either such Section in an amount that exceeds the sum of (i) the amount to which such Investor is entitled under such Section with respect to any portion of the Capital that is not subject to any participation plus (ii) the aggregate amount to which its participants are entitled under such Sections with respect to the amounts of their respective participations. With respect to any participation described in this Section 13.1, the participant’s rights as set forth in the agreement between such participant and the applicable Investor to agree to or to restrict such Investor’s ability to agree to any modification, waiver or release of any of the terms of this Agreement or to exercise or refrain from exercising any powers or rights that such Investor may have under or in respect of this Agreement shall be limited to the right to consent to any of the matters set forth in Section 14.1 of this Agreement.

(f) Each Investor may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 13.1, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower or the related Conduit Lender furnished to such Investor by or on behalf of the Borrower or the related Conduit Lender.

(g) In the event (i) an Investor ceases to qualify as an Eligible Assignee, or (ii) an Investor makes demand for compensation pursuant to Section 2.13 or Section 2.14, the related Conduit Lender may, and, upon the direction of the Borrower and prior to the occurrence of an Amortization Event, shall, in any such case, notwithstanding any provision to the contrary herein, replace such Investor with an Eligible Assignee by giving three (3) Business Days’ prior written notice to such Investor. In the event of the replacement of an Investor, such Investor agrees (i) to assign all of its rights and obligations hereunder to an Eligible Assignee selected by such Conduit Lender upon payment to such Investor of the amount of such Investor’s Capital together with any accrued and unpaid Yield thereon, all accrued and unpaid commitment fees owing to such Investor and all other amounts owing to such Investor hereunder and (ii) to execute and deliver an Assignment and Acceptance and such other documents evidencing such assignment as shall be necessary or reasonably requested by such Conduit Lender or the Deal Agent. In the event that any Investor ceases to qualify as an Eligible Assignee, such affected Investor agrees (1) to give the Deal Agent, the Borrower and The related Conduit Lender prompt written notice thereof and (2) subject to the following proviso, to reimburse the Deal Agent, the Liquidity Agent, the Borrower, The related Conduit Lender and the relevant assignee for all fees, costs and expenses (including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for each of the Deal Agent, the Liquidity Agent, the Collateral Agent, the Borrower and The related Conduit Lender and such assignee) incurred by the Deal Agent, the Liquidity Agent, the Collateral Agent, the Borrower, The related Conduit Lender and such assignee, respectively, in connection with any assignment made pursuant to this Section 13.1(g) by such affected Investor; provided, however, that such affected Investor’s liability for such costs, fees and expenses shall be limited to the amount of any up-front fees paid to such affected Investor at the time that it became a party to this Agreement.

(h) Nothing herein shall prohibit any Investor from pledging or assigning as collateral any of its rights under this Agreement to any Federal Reserve Bank in accordance with Applicable Law and any such pledge or collateral assignment may be made without compliance with Section 13.1(a) or Section 13.1(b).

(i) In the event any Investor causes increased costs, expenses or taxes to be incurred by the Deal Agent, Liquidity Agent, the Collateral Agent or any Lender in connection with the assignment or participation of such Investor’s rights and obligations under this Agreement to an Eligible Assignee then such Investor agrees that it will make reasonable efforts to assign such increased costs, expenses or taxes to such Eligible Assignee in accordance with the provisions of this Agreement.

(j) Each Lender may at any time assign, or grant a security interest in or sell a participation interest in the Capital and the Collateral (or portion thereof) to any Person. The parties to any such assignment, grant or sale of participation interest, shall execute and deliver to the Deal Agent, for its acceptance and recording in its books and records, such agreement or document as may be satisfactory to such parties and the Deal Agent with a copy to the Underlying Servicer.

ARTICLE XIV

MISCELLANEOUS

Section 14.1. Amendments and Waivers.

(a) Except as provided in this Section 14.1, no amendment, waiver or other modification of any provision of this Agreement shall be effective without the written agreement of the Borrower, the Deal Agent, the Collateral Agent, the Required Investors and, with respect to any such amendment, waiver or modification affecting the rights or obligations of any Hedge Counterparty, the written agreement of such Hedge Counterparty. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) No amendment, waiver or other modification of this Agreement shall:

(i) without the consent of each affected Lender, (A) extend the Commitment Termination Date or the date of any payment or deposit of Collections by the Borrower or the Underlying Servicer, (B) reduce the rate or extend the time of payment of Yield (or any component thereof), (C) reduce any fee payable to the Deal Agent for the benefit of the Lenders, (D) except pursuant to Article XIII hereof, change the amount of the Capital of any Lender, an Investor’s pro rata share or an Investor’s Commitment, (E) amend, modify or waive any provision of the definition of Required Investors or this Section 14.1(b), (F) consent to or permit the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (G) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (F) above in a manner that would circumvent the intention of the restrictions set forth in such clauses; or

(ii) without the written consent of the Deal Agent or the Collateral Agent, as applicable, amend, modify or waive any provision of this Agreement if the effect thereof is to affect the rights or duties of the Deal Agent or the Collateral Agent, as applicable.

(c) Notwithstanding the foregoing provisions of this Section 14.1, without the consent of the Investors, the Deal Agent may, with the consent of the Borrower amend this Agreement solely to add additional Persons as Investors hereunder. Any modification or waiver shall apply to each of the Lenders equally and shall be binding upon the Borrower, the Lenders, the Collateral Agent and the Deal Agent.

Section 14.2. Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including telex communication and communication by facsimile copy) and mailed, telexed, transmitted or delivered, as to each party hereto, at its address set forth under its name on the signature pages hereof or specified in such party’s Assignment and Acceptance or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of (a) notice by mail, five days after being deposited in the United States mail, first class postage prepaid, (b) notice by telex, when telexed against receipt of answer back, or (c) notice by facsimile copy, when verbal communication of receipt is obtained, except that notices and communications pursuant to Article XIV shall not be effective until received with respect to any notice sent by mail or telex.

Section 14.3. Ratable Payments. If any Secured Party, whether by setoff or otherwise, has payment made to it with respect to any portion of the Aggregate Unpaids owing to such Secured Party (other than payments received pursuant to Section 11.1 in a greater proportion than that received by any other Secured Party), such Secured Party agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of the Aggregate Unpaids held by the other Secured Parties so that after such purchase each Secured Party will hold its ratable proportion of the Aggregate Unpaids; provided, however, that if all or any portion of such excess amount is thereafter recovered from such Secured Party, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 14.4. No Waiver; Remedies. No failure on the part of the Deal Agent, the Collateral Agent or a Secured Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.

Section 14.5. Binding Effect; Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Deal Agent, the Collateral Agent, the Secured Parties and their respective successors and permitted assigns and, in addition, the provisions of 2.7 shall inure to the benefit of each Hedge Counterparty, whether or not that Hedge Counterparty is a Secured Party.

Section 14.6. Term of this Agreement. This Agreement, including, without limitation, the Borrower’s representations, warranties and covenants set forth in Articles IV and V hereof, the Underlying Servicer’s representations, warranties and covenants set forth in Articles IV and V hereof and the Underlying Depositor’s representations, warranties and covenants set forth in Articles IV and V hereof, create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Collection Date; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower, Issuer, Servicer or Depositor pursuant to Articles IV and V and the indemnification and payment provisions of Article XI and Article XII and the provisions of Section 14.10 and Section 14.11 shall be continuing and shall survive any termination of this Agreement.

Section 14.7. Governing Law; Consent to Jurisdiction; Waiver of Objection to Venue. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO AND EACH HEDGE COUNTERPARTY HEREBY AGREES TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO AND EACH SECURED PARTY HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

Section 14.8. Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO AND EACH HEDGE COUNTERPARTY HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

Section 14.9. Costs, Expenses and Taxes.

(a) In addition to the rights of indemnification granted to the Deal Agent, the Liquidity Agent, the Collateral Agent, the Secured Parties and its or their Affiliates and officers, directors, employees and agents thereof under Article XI hereof, the Borrower agrees to pay on demand all costs and expenses of the Deal Agent, the Liquidity Agent, the Collateral Agent and the Secured Parties incurred in connection with the preparation, execution, delivery, administration (including periodic auditing), amendment or modification of, or any waiver or consent issued in connection with, this Agreement, the other Transaction Documents and the other documents to be delivered hereunder or thereunder, or in connection herewith or therewith (excluding any Hedging Agreement), including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Deal Agent, the Liquidity Agent, the Collateral Agent and the Secured Parties with respect thereto and with respect to advising the Deal Agent, the Liquidity Agent, the Collateral Agent and the Secured Parties as to their respective rights and remedies under this Agreement, the other Transaction Documents and the other documents to be delivered hereunder or thereunder, or in connection herewith or therewith (excluding any Hedging Agreement), and all costs and expenses, if any (including reasonable counsel fees and expenses), incurred by the Deal Agent, the Liquidity Agent, the Collateral Agent or the Secured Parties in connection with the enforcement of this Agreement, the other Transaction Documents and the other documents to be delivered hereunder or thereunder, or in connection herewith or therewith (including any Hedging Agreement).

(b) The Borrower shall pay on demand any and all stamp, sales, excise and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, the other Transaction Documents, the other documents to be delivered hereunder or any agreement or other document providing liquidity support, credit enhancement or other similar support to the Lenders in connection with this Agreement or the funding or maintenance of the Funding hereunder.

(c) The Borrower shall pay on demand all other costs, expenses and Taxes (excluding income taxes) incurred by any Lender or any shareholder of such Lender (“Other Costs”) with respect to financing the Advance, including, without limitation, all costs and expenses incurred by the Deal Agent in connection with periodic audits of the Borrower’s or the Underlying Servicer’s books and records and the cost of rating such Lender’s commercial paper, if applicable, with respect to financing the Advance hereunder by independent financial rating agencies.

Section 14.10. No Proceedings.

(a) Each of the parties hereto (other than any Conduit Lender) and each Hedge Counterparty (by accepting the benefits of this Agreement) hereby agrees that it will not institute against, or join any other Person in instituting against such Conduit Lender any Insolvency Proceeding so long as any commercial paper issued by such Conduit Lender shall be outstanding and there shall not have elapsed one year and one day since the last day on which any such commercial paper shall have been outstanding.

(b) Each of the parties hereto (other than the Deal Agent and any Conduit Lender) hereby agrees that it will not institute against, or join any other Person in instituting against the Borrower any Insolvency Proceeding so long as there shall not have elapsed one year and one day since the Collection Date.

Section 14.11. Recourse Against Certain Parties.

(a) No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of any Secured Party as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any administrator of such Secured Party or any incorporator, affiliate, stockholder, officer, employee or director of such Secured Party or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of such Secured Party contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of such Secured Party, and that no personal liability whatsoever shall attach to or be incurred by any administrator of such Secured Party or any incorporator, stockholder, affiliate, officer, employee or director of such Secured Party or of any such administrator, as such, or any other of them, under or by reason of any of the obligations, covenants or agreements of such Secured Party contained in this Agreement or in any other such instruments, documents or agreements, or that are implied therefrom, and that any and all personal liability of every such administrator of such Secured Party and each incorporator, stockholder, affiliate, officer, employee or director of such Secured Party or of any such administrator, or any of them, for breaches by such Secured Party of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement. The provisions of this Section 14.11 shall survive the termination of this Agreement.

(b) Notwithstanding anything in this Agreement to the contrary, no Conduit Lender shall have any obligation to pay any amount required to be paid by it hereunder in excess of any amount available to such Conduit Lender after paying or making provision for the payment of its Commercial Paper Notes. All payment obligations of any Conduit Lender hereunder are contingent on the availability of funds in excess of the amounts necessary to pay its Commercial Paper Notes; and each of the other parties hereto agrees that it will not have a claim under Section 101(5) of the Bankruptcy Code if and to the extent that any such payment obligation owed to it by such Conduit Lender exceeds the amount available to such Conduit Lender to pay such amount after paying or making provision for the payment of its Commercial Paper Notes.

Section 14.12. Protection of Right, Title and Interest in Assets; Further Action Evidencing the Funding.

(a) The Underlying Servicer shall cause this Agreement, all amendments hereto and/or all financing statements and continuation statements and any other necessary documents covering the right, title and interest of the Deal Agent as agent for the Secured Parties and of the Secured Parties to the Collateral to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of the Deal Agent as agent for the Secured Parties hereunder to all property comprising the Collateral. The Underlying Servicer shall deliver to the Deal Agent file-stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing. The Borrower shall cooperate fully with the Underlying Servicer in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this Section 14.12(a).

(b) The Borrower agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that the Deal Agent may reasonably request in order to perfect, protect or more fully evidence the Funding hereunder, or to enable the Deal Agent or the Secured Parties to exercise and enforce their rights and remedies hereunder or under any Transaction Document.

(c) If the Borrower or the Underlying Servicer fails to perform any of its obligations hereunder, the Deal Agent or any Secured Party may (but shall not be required to) perform, or cause performance of, such obligation; and the Deal Agent’s or such Secured Party’s costs and expenses incurred in connection therewith shall be payable by the Borrower (if the Underlying Servicer that fails to so perform is the Borrower or an Affiliate thereof) as provided in Article XI, as applicable. The Borrower irrevocably authorizes the Deal Agent and appoints the Deal Agent as its attorney-in-fact to act on behalf of the Borrower pursuant to this Section 14.12 (i) to execute on behalf of the Borrower as debtor and to file financing statements necessary or desirable in the Deal Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Assets and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Assets as a financing statement in such offices as the Deal Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Secured Parties in the Collateral. This appointment is coupled with an interest and is irrevocable.

(d) Without limited the generality of the foregoing, Borrower will, not earlier than six (6) months and not later than three (3) months prior to the fifth anniversary of the date of filing of the financing statement referred to in Section 3.1 or any other financing statement filed pursuant to this Agreement or in connection with the Funding hereunder, unless the Collection Date shall have occurred:

(i) execute and deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement; and

(ii) deliver or cause to be delivered to the Deal Agent an opinion of the counsel for Borrower, in form and substance reasonably satisfactory to the Deal Agent, confirming and updating the opinion delivered pursuant to Section 3.1 with respect to perfection and priority and otherwise to the effect that the grant of the security interest in the Collateral hereunder continues to be an enforceable and perfected first priority security interest, subject to no other Liens of record except as provided herein or otherwise permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions.

Section 14.13. Confidentiality.

(a) Each of the Deal Agent, the Secured Parties, the Liquidity Agent, the Underlying Servicer, the Underlying Depositor, the Collateral Agent and the Borrower shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Agreement and all information with respect to the other parties, including all information regarding the business of the AmeriCredit Parties hereto and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its officers and employees may (i) disclose such information to its external accountants, attorneys, investors, potential investors and the agents of such Persons (“Excepted Persons”), provided, however, that each Excepted Person shall, as a condition to any such disclosure, agree for the benefit of the Deal Agent, the Secured Parties, the Liquidity Agent, the Underlying Servicer, the Underlying Depositor, the Collateral Agent and the Borrower that such information shall be used solely in connection with such Excepted Person’s evaluation of, or relationship with, the Borrower and its affiliates, (ii) disclose the existence of the Agreement, but not the financial terms thereof, (iii) disclose such information as is required by Applicable Law and (iv) disclose the Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Transaction Documents or any Hedging Agreement for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Transaction Documents or any Hedging Agreement. It is understood that the financial terms that may not be disclosed except in compliance with this Section 14.13(a) include, without limitation, all fees and other pricing terms, and all Amortization Events, Servicer Termination Events, and priority of payment provisions

(b) Anything herein to the contrary notwithstanding, each of the AmeriCredit Parties hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Deal Agent, the Liquidity Agent, the Collateral Agent or the Secured Parties by each other, (ii) by the Deal Agent or the Committed Lender to any prospective or actual assignee or participant of any of them or (iii) by the Deal Agent, the Collateral Agent, the Liquidity Agent or a Lender to any Rating Agency, commercial paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to a Lender and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information. In addition, the Secured Parties, the Liquidity Agent and the Deal Agent may disclose any such nonpublic information as required pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

(c) Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known, (ii) disclosure of any and all information (A) if required to do so by any applicable statute, law, rule or regulation, (B) to any government agency or regulatory body having or claiming authority to regulate or oversee any respects of the Collateral Agent’s business or that of their affiliates, (C) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Collateral Agent or an affiliate or an officer, director, employer or shareholder thereof is a party, (D) in any preliminary or final offering circular, registration statement or contract or other document pertaining to the transactions contemplated herein approved in advance by the Borrower or Underlying Servicer or (E) to any affiliate, independent or internal auditor, agent, employee or attorney of the Collateral Agent having a need to know the same, provided that the Collateral Agent advises such recipient of the confidential nature of the information being disclosed, or (iii) any other disclosure authorized by the AmeriCredit Parties.

Section 14.14. Execution in Counterparts; Severability; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement and any agreements or letters (including fee letters) executed in connection herewith contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings other than any fee letter delivered by the Underlying Servicer to the Deal Agent and the Lenders.

Section 14.15. Limitation of Liability. (a) It is expressly understood and agreed by the parties hereto that (i) this Agreement is executed and delivered by Wilmington Trust Company, not individually or personally but solely as trustee of the Borrower, in the exercise of the powers and authority conferred and vested in it, (ii) each of the representations, undertakings and agreements herein made on the part of the Borrower is made and intended not as personal representations, undertakings and agreements by Wilmington Trust Company but is made and intended for the purpose of binding only the Borrower, (iii) nothing herein contained shall be construed as creating any liability on Wilmington Trust Company, individually or personally, to perform any obligation or covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (iv) under no circumstances shall Wilmington Trust Company be personally liable for the payment of any indebtedness or expenses of the Borrower or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Borrower under this Agreement or any other related documents.

Section 14.16. Waiver of Setoff. Each of the parties thereto (other than Wachovia) hereby waives any right of setoff it may have or to which it may be entitled under this Agreement from time to time against Wachovia or its assets

Section 14.17. USA Patriot Act Notice. The Deal Agent hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of each of the Borrower and other information that will allow the Deal Agent to identify each other party in accordance with the Patriot Act.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE BORROWER:	AMERICREDIT CLASS B NOTE FUNDING TRUST, a Delaware statutory trust

	By:	Wilmington Trust Company, not in its individual capacity but solely as Owner Trustee

By:
Name:
Title:

AmeriCredit Class B Note Funding Trust
801 Cherry Street Fort Worth, Texas 76102
Attention: Chief Financial Officer
Facsimile No.: (817) 302-7915

THE UNDERLYING SERVICER:	AMERICREDIT FINANCIAL SERVICES, INC.

By:
Name:
Title:

AmeriCredit Financial Services, Inc.
801 Cherry Street Fort Worth, Texas 76102
Attention: Chief Financial Officer
Facsimile No.: (817) 302-7915

[SIGNATURES CONTINUED ON THE FOLLOWING PAGE]

THE UNDERLYING DEPOSITOR:	AFS SENSUB CORP.

By:
Name:
Title:

AFS SenSub Corp.
2265 B Renaissance Drive, Suite 17 Las Vegas, Nevada 89119
Attention: Chief Financial Officer
Facsimile No.: (702) 966-4247

THE DEAL AGENT:	WACHOVIA CAPITAL MARKETS, LLC

By:
Name:
Title:

Wachovia Capital Markets, LLC
One Wachovia Center, TW-10 301 South College Street Charlotte, North Carolina 28288
Attention: Consumer ABS
Facsimile No.: (704) 383-9106

[SIGNATURES CONTINUED ON THE FOLLOWING PAGE]

COMMITTED LENDER:	WACHOVIA BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Wachovia Bank, National Association
One Wachovia Center, TW-10 301 South College Street Charlotte, North Carolina 28288
Attention: Consumer ABS
Facsimile No.: (704) 383-9106

THE COLLATERAL AGENT AND SECURITIES INTERMEDIARY:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent and Securities Intermediary

By:
Name:
Title:

Wells Fargo Bank, National Association
Sixth and Marquette Avenue MAC N9311-161 Minneapolis, MN 55479
Attention: Corporate Trust Office
Facsimile No.: (612) 667-3464

Exhibit A

FORM OF FUNDING NOTICE

Reference is made to the Loan and Security Agreement, dated as of September 25, 2008 (as amended, supplemented or otherwise modified and in effect from time to time, the “Agreement”), by and among AmeriCredit Class B Note Funding Trust, as borrower (in such capacity, the “Borrower”), AFS SenSub Corp., as the Underlying Depositor (in such capacity, the “Underlying Depositor”), AmeriCredit Financial Services, Inc., as the Underlying Servicer (in such capacity, the “Underlying Servicer”), Wachovia Bank, National Association (“Wachovia”), as Committed Lender, Wachovia Capital Markets, LLC, as Deal Agent and Wells Fargo Bank, National Association, as Collateral Agent and Securities Administrator. Terms defined in the Agreement, or incorporated therein by reference, are used herein as therein defined.

(A) Funding Request. The Borrower hereby requests the Funding pursuant to Section 2.1(a) of the Loan Agreement. The outstanding Underlying Class B Note Principal Balance owned by the Borrower as of the Funding Date is $[            ].

(B) Funding Information. The Funding shall (a) take place on [            ] (the “Funding Date”) and (b) shall be in an amount equal to $[            ]. The Borrower shall account or treat the transaction contemplated by the Note Purchase Agreement as a [sale][financing] of the Underlying Class B Note by the Underlying Depositor to the Borrower.

(C) Representations. The Borrower hereby represents and warrants that (i) all conditions precedent to the Funding described in Article III of the Agreement have been satisfied and (ii) no Amortization Event or Unmatured Amortization Event shall have occurred. This Funding Notice has been made in accordance with the provisions of Section 2.1(a) of the Agreement.

(D) Irrevocable. This Funding Notice shall be irrevocable.

(E) Governing Law. This Funding Notice shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the undersigned has caused this Funding Notice to be duly executed and delivered by its duly authorized officer as of the date first above written.

AmeriCredit Class B Note Funding Trust
By:	[Administrator]

By
Name:
Title:

Exhibit B

Form of Assignment and Acceptance

Exhibit B

FORM OF ASSIGNMENT AND ACCEPTANCE

Dated             , 20

Reference is made to the Loan and Security Agreement dated as of September 25, 2008 (as amended or modified from time to time, the “Agreement”) among AmeriCredit Class B Note Funding Trust, as borrower (in such capacity, the “Borrower”), AFS SenSub Corp., as the Underlying Depositor (in such capacity, the “Underlying Depositor”), AmeriCredit Financial Services, Inc., as the Underlying Servicer (in such capacity, the “Underlying Servicer”), Wachovia Bank, National Association (“Wachovia”), as Committed Lender, Wachovia Capital Markets, LLC, as Deal Agent and Wells Fargo Bank, National Association, as Collateral Agent and Securities Administrator. Terms defined in the Agreement are used herein with the same meaning.

                     (the “Assignor”) and                      (the “Assignee”) agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor’s rights and obligations under the Agreement as of the date hereof which represents the percentage interest specified in Section 1 of Schedule 1 of all outstanding rights and obligations of the Assignor under the Agreement, including, without limitation, such interest in the Investor’s Commitment of the Assignor and the Advance made by the Assignor. After giving effect to such sale and assignment, the Investor’s Commitment and the amount of the Advance made by the Assignee will be as set forth in Section 2 of Schedule 1.

2. The Assignor: (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any Adverse Claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Wachovia or the performance or observance by Wachovia of any of its obligations under the Agreement or any other instrument or document furnished pursuant thereto; and (iv) confirms that the Assignee is an Eligible Assignee.

3. The Assignee: (i) confirms that it has received a copy of the Agreement, together with copies of such financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Deal Agent, the Liquidity Agent, the Collateral Agent, the Assignor or any other Investor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Deal Agent, the Collateral Agent and the

Liquidity Agent each to take such action as agent on its behalf and to exercise such powers under the Agreement as are delegated to the Deal Agent and the Liquidity Agent, respectively, by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Agreement are required to be performed by it as an Investor; and (vi) agrees and acknowledges that the Assignee, as Investor and Secured Party is bound by the confidentiality provisions of Section 14.13 of the Agreement.

4. Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, it will be delivered to each of the Deal Agent, the Collateral Agent and the Liquidity Agent for acceptance and recording by the Deal Agent. The effective date of this Assignment and Acceptance (the “Assignment Date”) shall be the date of acceptance thereof by the Deal Agent and the Liquidity Agent, unless a later date is specified in Section 3 of Schedule 1.

5. Upon such acceptance by the Deal Agent, the Collateral Agent and the Liquidity Agent and upon such recording by the Deal Agent, as of the Assignment Date, (i) the Assignee shall be a party to the Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of an Investor thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Agreement.

6. Upon such acceptance by the Liquidity Agent and upon such recording by the Deal Agent, from and after the Assignment Date, the Deal Agent, the Collateral Agent and the Liquidity Agent shall make, or cause to be made, all payments under the Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and Facility Fee with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Agreement for periods prior to the Assignment Date directly between themselves.

7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective officers thereunto duly authorized, as of the date first above written, such execution being made on Schedule 1 hereto.

[ASSIGNOR]

By:
Name:
Title:

Address for notices
[Address]

[ASSIGNEE]

By:
Name:
Title:

Address for notices
[Address]

[If there is a Liquidity Agent]

[Acknowledged and accepted this day of] , ]

[ ],
[as Liquidity Agent]

[By: ]
[Name:]
[Title:]

Acknowledged and accepted this day of ,

WACHOVIA CAPITAL MARKETS, LLC, as Deal Agent

By:
Name:
Title:

Acknowledged and accepted this day of ,

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent and Securities Administrator

By:
Name:
Title:

Schedule 1

to

Assignment and Acceptance

Dated             , 200

Section 1.

Percentage Interest:		%

Section 2.

Assignee’s Commitment:	$

Aggregate Outstanding Advance owing to the Assignee:	$

Section 3.

Assignment Date: , 200

Exhibit C

Form of Monthly Report

Exhibit D

[Reserved]

Exhibit E

[Reserved]

Exhibit F

Form of Officer’s Certificate

as to Solvency

Exhibit G

[Reserved]

G-1

Exhibit H

Form of Note Purchase Agreement

Exhibit I

FORM OF PROMISSORY NOTE

New York, New York

September 25, 2008

FOR VALUE RECEIVED, the undersigned, AMERICREDIT CLASS B NOTE FUNDING TRUST, a Delaware statutory trust (the “Borrower”), promises to pay to the order of Wachovia Capital Markets, LLC, as Deal Agent, on behalf of the Lenders, on the date specified in Section 2.1(c) of the Loan and Security Agreement (as hereinafter defined), at One Wachovia Center, Charlotte, North Carolina 28288, in lawful money of the United States of America and in immediately available funds, the principal amount of Forty-Eight Million Nine Hundred Thirty-Eight Thousand Three Hundred Dollars ($48,938,300), or, if less, the aggregate unpaid principal amount of the Advance made by the Lenders to the Borrower pursuant to the Loan and Security Agreement, and to pay interest at such office, in like money, from the date hereof on the unpaid principal amount of the Advance from time to time outstanding at the rates and on the dates specified in the Loan and Security Agreement.

The Deal Agent is authorized to record, on the schedules annexed hereto and made a part hereof or on other appropriate records of the Deal Agent, the date and the amount of the Advance made by the Lenders, each continuation thereof, the funding period for such Advance and the date and amount of each payment or prepayment of principal thereof. Any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided that the failure of the Deal Agent to make any such recordation (or any error in such recordation) shall not affect the obligations of the Borrower hereunder, under the Loan and Security Agreement in respect of the Advance.

This Promissory Note is the Note referred to in the Loan and Security Agreement, dated as of September 25, 2008 (as amended, supplemented, or otherwise modified and in effect from time to time, the “Loan and Security Agreement”), among the Borrower, AFS SenSub Corp., as the Underlying Depositor, AmeriCredit Financial Services, Inc., as the Underlying Servicer, Wachovia Bank, National Association, as Committed Lender, and Wachovia Capital Markets, LLC, as Deal Agent and Wells Fargo Bank, National Association, as Collateral Agent and Securities Administrator, and is entitled to the benefits thereof. Capitalized terms used herein and defined herein have the meanings given them in the Loan and Security Agreement.

Upon the occurrence of an Amortization Event, the Secured Parties shall have all of the remedies specified in the Loan and Security Agreement. The Borrower hereby waives presentment, demand, protest, and all notices of any kind.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

AMERICREDIT CLASS B NOTE FUNDING TRUST, as Borrower

By:	Wilmington Trust Company, not in its individual capacity but solely as Owner Trustee

By:
Name:
Title:

I-1

Schedule 1 to

PROMISSORY NOTE

Principal of the Advance	Yield on the Advance	Prepayment of the Advance	Notation by Date

Schedule I

Condition Precedent Documents

CONDITION PRECEDENT DOCUMENTS	RESPONSIBLE PARTY

I. TRANSACTION DOCUMENTS

A. Loan and Security Agreement	Dechert

Exhibits to Loan and Security Agreement

Exhibit A Form of Funding Notice	WCM
Exhibit B Form of Assignment and Acceptance	Dechert
Exhibit C Form of Monthly Report	WCM
Exhibit D [Reserved]
Exhibit E [Reserved]
Exhibit F Form of Officer’s Certificate as to Solvency	Borrower
Exhibit G [Reserved]	Dechert
Exhibit H Form of Note Purchase Agreement	Dewey
Exhibit I Form of Note	Dechert

Schedules to Loan and Security Agreement

Schedule I Condition Precedent Documents	Dechert
Schedule II Tradenames, Fictitious Names and “Doing Business As” Names	Borrower
Schedule III Location of Records	Dechert
Schedule IV Commitment Amount of Each Investor	Dechert

B. Note Purchase Agreement	Dewey

Exhibits to Note Purchase Agreement

C. Note	Dechert
D. [Reserved]
E. [Reserved]
F. Hedging Agreement	WCM
G. Fee Letter	Dechert
H. [Reserved]
I. [Reserved]
J. Organizational Documents of the Borrower	Dewey

II. DOCUMENTS RELATING TO THE BORROWER

A. Secretary’s Certificate with the following items attached: - Trust Agreement of Borrower - Certificate of Trust of Underlying Depositor - Incumbency	Borrower/Dewey

B.     On the Closing Date, an Officer’s Certificate of the Borrower certifying the matters set forth in Section 3.1 of the Loan and Security Agreement and the Solvency Certificate described in Section 4.1(i) of the Loan and Security Agreement

Borrower/Dewey

On the Funding Date, an Officer’s Certificate of the Borrower certifying the matters set forth in Section 3.1 of the Loan and Security Agreement	Borrower/Dewey

C. Certificate of Trust of the Borrower certified by the Secretary of State of Delaware	Borrower/Dewey

D. Good Standing Certificate issued by the Secretary of State of the State of Delaware with respect Borrower	Borrower/Dewey

E. Copies of filed financing statement on Form UCC-1 naming the Borrower as debtor and the Collateral Agent, for the benefit of the Secured Parties, as secured party	Borrower/Dewey

III. DOCUMENTS RELATING TO AFS

A. Secretary’s Certificate with the following items attached:

- Resolutions of the Board of Directors of AFS - Certificate of Incorporation of AFS - Bylaws of AFS - Incumbency	AFS/Dewey

B. On the Closing Date, an Officer’s Certificate of AFS certifying the matters set forth in Section 3.1 of the Loan and Security Agreement	AFS/Dewey

On the Funding Date, an Officer’s Certificate of AFS certifying that no Unmatured Amortization Event, Amortization Event, Servicer Termination Event or potential Servicer Termination Event shall have occurred

AFS/Dewey

C. Certificate of Incorporation certified by the Secretary of State of the State of Delaware	AFS/Dewey

D. Good Standing Certificate issued by the Secretary of State of the State of Delaware with respect to AFS	AFS/Dewey

IV. DOCUMENTS RELATING TO THE UNDERLYING ISSUER

A. On the Funding Date, a Secretary’s Certificate with the following items attached:

- Trust Agreement of Underlying Issuer - Certificate of Trust of AFS - Incumbency	Underlying Issuer/Dewey

B. On the Funding Date, the Certificate of Trust certified by the Secretary of State of the State of Delaware	Underlying Issuer/Dewey

C. On the Funding Date, a Good Standing Certificate issued by the Secretary of State of the State of Delaware with respect to the Underlying Issuer	Underlying Issuer/Dewey

V. DOCUMENTS RELATING TO THE UNDERLYING DEPOSITOR

A. Secretary’s Certificate with the following items attached:

- Resolutions of the Board of Directors of AFS - Certificate of Incorporation of AFS - Bylaws of AFS - Incumbency	Underlying Depositor/Dewey

B. On the Closing Date, an Officer’s Certificate of the Underlying Depositor certifying the matters set forth in Section 3.1 of the Loan and Security Agreement	Underlying Depositor/Dewey

On the Funding Date, an Officer’s Certificate of the Underlying Depositor certifying that no Unmatured Amortization Event, Amortization Event, Servicer Termination Event or potential Servicer Termination Event shall have occurred

Underlying Depositor/Dewey

C. Certificate of Incorporation certified by the Secretary of State of the State of Nevada	Underlying Depositor/Dewey

D. Good Standing Certificate issued by the Secretary of State of the State of Nevada with respect to the Underlying Depositor	Underlying Depositor/Dewey

VI. OPINIONS OF COUNSEL

A. Opinion of Dewey as to certain corporate, priority and enforceability	Dewey

B. On the Funding Date, Opinion of Dewey covering certain bankruptcy and insolvency matters (i.e. true sale and nonconsolidation)	Dewey

C. On the Funding Date, Opinion of Dewey as to certain corporate, and perfection, priority, enforceability and tax matters	Dewey

D. On the Funding Date, Opinion of Dewey as to 10b-5 matters	Dewey

E. Opinion of Delaware counsel as to certain trust matters	RLF

F. Opinion of Wells Fargo Bank, National Association as to certain corporate matters	WFB

G. Opinion of Nevada counsel as to certain corporate matters	KKBRF

VII. ADDITIONAL CLOSING DOCUMENTS/ACTIONS

A. [Reserved]

B. Funding Notice	Borrower

C. On the Funding Date, the executed Hedging Agreement (including Schedule and Confirmation)	WCM

D. UCC search results (i) for the Borrower in Nevada and (ii) for AFS in Delaware	Dewey

E. Evidence that the Collection Account has been established	AFS

F. Evidence that the Structuring Fee, Upfront Fee and any other fees or amounts due and payable on the Closing Date in accordance with the Fee Letter have been paid in full	Borrower

Key:

Wachovia Capital Markets, LLC	WCM or the Deal Agent
Wells Fargo Bank, National Association	Collateral Agent
Wachovia Bank, National Association	WB
AmeriCredit Underlying Servicer	AFS

AmeriCredit Class B Note Funding Trust	Borrower
Dechert	Dechert
Dewey & LeBoeuf	Dewey
AmeriCredit Underlying Depositor	Underlying Depositor
AmeriCredit 2008-[ ] Issuer	Underlying Issuer
Richards, Layton & Finger	RLF
Kummer Kaempfer Bonner Renshaw & Ferrario	KKBRF

Schedule II

Tradenames, Fictitious Names and “Doing Business As” Name

None

Schedule III

Commitment Amount of Each Investor

Investor	Commitment Amount
Wachovia Bank, National Association	$48,938,300